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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

MidSouth Bancorp, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

LAMAR BANCSHARES, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 15, 2004

MIDSOUTH BANCORP, INC.

PROSPECTUS

COMMON STOCK

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders of Lamar Bancshares, Inc. to be held on September 15, 2004, at 4:00 p.m. at the offices of Lamar Bancshares, Inc., 555 N. Dowlen Road, Beaumont, Texas.

     At the meeting, you will be asked to vote upon a proposal to approve an Agreement and Plan of Merger dated as of May 27, 2004, between Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. The merger agreement provides that Lamar Bancshares, Inc. will be merged into MidSouth Bancorp, Inc. In addition, you may be asked to vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement. A proxy card is enclosed for your use in voting, or you may attend the special meeting and vote in person.

     If the merger is approved, each outstanding share of your common stock will be converted into cash and MidSouth Bancorp, Inc. common stock, which trades on the American Stock Exchange under the symbol MSL. On August 12, 2004, the closing sales price of MidSouth’s common stock was $33.80. Of course, there is no assurance as to the market value of MidSouth’s common stock on the date the proposed merger is completed.

     The proxy statement/prospectus gives you detailed information about the merger. You should read it carefully. It is a proxy statement that Lamar Bancshares, Inc. is using to solicit proxies for use at its special meeting of shareholders. It is also a prospectus relating to MidSouth’s issuance of shares of its common stock in connection with the merger.

     It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. To assure that your shares are represented, please sign, date and return the enclosed proxy to Lamar Bancshares, Inc. in the enclosed postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

     The board of directors is enthusiastic about the merger and the strength and capabilities expected from the combined institutions, and unanimously recommends that you vote FOR approval of the merger.

Very truly yours,

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR OR OTHER GOVERNMENTAL AGENCY HAS APPROVED OR DISAPPROVED THE MIDSOUTH BANCORP, INC. COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITARY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     This proxy statement/prospectus is dated August 13, 2004 and is first being mailed to shareholders of Lamar Bancshares, Inc. on or about August 13, 2004.

LAMAR BANCSHARES, INC.
555 N. Dowlen Road
Beaumont, Texas 77706

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Beaumont, Texas
August 13, 2004

     A special meeting of shareholders of Lamar Bancshares, Inc. will be held on September 15, 2004, at 4:00 p.m., local time, at the offices of Lamar Bancshares, Inc., 555 N. Dowlen Rd., Beaumont, Texas, to vote upon the following matters:

     1. A proposal to approve an Agreement and Plan of Merger pursuant to which, among other things, Lamar Bancshares, Inc. will merge into MidSouth Bancorp, Inc., and on the effective date of the merger each outstanding share of common stock of Lamar Bancshares, Inc. will be converted into the right to receive shares of MidSouth Bancorp, Inc. common stock and cash;

     2. A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement; and

     3. Such other matters as may properly come before the special meeting or any adjournments thereof.

     Only shareholders of record at the close of business on July 1, 2004, are entitled to notice of and to vote at the special meeting.

     Dissenting shareholders who comply with the procedural requirements of the Texas Business Corporation Act will be entitled to receive payment of the fair cash value of their shares.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to Lamar Bancshares, Inc.’s Secretary at any time prior to the voting thereof.

By Order of the Board of Directors

/s/ LONNIE C. WEIR

Lonnie C. Weir
Chairman of the Board

i

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
FOR THE SPECIAL MEETING

Q:	What Do I Need to Do Now?

A:	First, carefully read this document in its entirety.

Second, vote your shares of Lamar Bancshares, Inc. common stock for or against the proposed merger agreement by either:

1.	Marking, signing, dating and returning your enclosed proxy card to Lamar Bancshares, Inc. in the enclosed prepaid envelope; or

2.	Attending the special meeting and submitting a properly executed proxy or ballot.

Please do not send in your stock certificates with the proxy card.

Q:	Why Is My Vote Important?

A:	A majority of the outstanding shares of Lamar Bancshares, Inc. common stock must be represented in person or by proxy at the meeting for there to be a quorum. If you do not vote using one of the methods described above, it will be more difficult for Lamar Bancshares, Inc. to obtain the necessary quorum to hold its meeting. Failure to secure a quorum on the date set for the meeting would require an adjournment that would cause Lamar Bancshares, Inc. to incur considerable additional expense.

Also, the merger agreement must be approved by the affirmative vote of the holders of two-thirds of the shares of Lamar Bancshares, Inc. common stock represented at the meeting in person or by proxy. Directors and executive officers of Lamar Bancshares, Inc. who own an aggregate of 111,107 shares, or approximately 49.75% of the outstanding Lamar Bancshares, Inc., common stock, have agreed, subject to certain conditions, to vote in favor of the merger agreement.

Q.	Can I Change My Vote?

A.	Yes. If you did not vote through a broker, there are several ways you can change your vote after you have submitted a proxy.

•	You may send a written notice to Lamar Bancshares, Inc.’s Secretary stating that you would like to revoke your proxy; or

•	You may complete and submit a new proxy card to Lamar Bancshares, Inc. Any earlier-dated proxy will be revoked automatically; or

•	You may attend the meeting and vote in person. Any earlier-dated proxy will be revoked. However, please note that simply attending the meeting without voting will not revoke your earlier proxy; you must also vote at that meeting.

If you did vote through a broker, you must follow directions you receive from your broker to change your vote.

Q.	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Automatically Vote My Shares for Me?

A.	No. If your shares are held in a brokerage account and you do not provide your broker with instructions on how to vote those shares, your broker will not be permitted to vote them. Therefore, you should be sure to provide your broker with instructions on how to vote these shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger.

Q.	Should I Send My Stock Certificates Now?

A.	No. Assuming the proposed merger is approved, MidSouth Bancorp, Inc. will send to you a letter of transmittal containing written instructions for exchanging Lamar Bancshares, Inc. stock certificates after the closing of the merger. Please do not send in any Lamar Bancshares, Inc. stock certificates until you have received these written instructions. However, if you are not sure where your stock certificates are located, now would be a good time to locate them so you do not encounter any delays in processing your exchange. Likewise, if your stock certificates are lost, please contact Ron D. Reed, President, Lamar Bancshares, Inc. at (409) 838-4781, ext. 311, to find out how to get a replacement certificate.

Q.	When Do You Expect the Merger To Be Completed?

A.	We currently expect to complete the merger during the third quarter of 2004, assuming all the conditions to completion of the merger, including obtaining the approval of Lamar Bancshares, Inc.’s shareholders at the meeting and receiving regulatory approvals, have been fulfilled on a timely basis. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. If all the conditions to completion of the merger have not been fulfilled at that time, we expect to complete the merger as quickly as practicable once the conditions are fulfilled.

Q.	Who Do I Call if I Have Questions About the Meeting or the Merger?

A.	You should direct any questions regarding the meeting of Lamar Bancshares, Inc. shareholders or the merger to Ron D. Reed, President, Lamar Bancshares, Inc. at (409) 838-4781, ext. 311.

SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 12. Page references are included in this summary to direct you to a more complete description of the topics.

The Companies

     MidSouth Bancorp, Inc., a Louisiana corporation, is a bank holding company that owns all of the outstanding stock of MidSouth National Bank. Both companies’ principal executive offices are at 102 Versailles Boulevard, Lafayette, Louisiana 70501, and their telephone number is (337) 237-8343.

     Lamar Bancshares, Inc. is a Texas corporation that owns all the stock of Lamar Delaware Financial Corporation, which in turn owns all the stock of Lamar Bank. Its principal executive offices are at 555 North Dowlen Road, Beaumont, Texas 77706, and its telephone number is (409) 838-4781.

     For where you can find more information about these companies, please see “Where You Can Find More Information” beginning on page 12.

The Special Meeting

     Date; Voting. A special meeting of shareholders of Lamar Bancshares, Inc. will be held on September 15, 2004, as described in the accompanying Notice of Special Meeting of Shareholders. Only record holders of the common stock of Lamar Bancshares, Inc. on July 1, 2004 are entitled to notice of and to vote at the meeting. On that date there were 222,339 shares of Lamar Bancshares, Inc. common stock outstanding, each of which is entitled to one vote on each matter properly to come before the meeting. See “Introductory Statement” beginning on page 13.

     Purpose. The purpose of the meeting is to vote upon a proposal to approve an Agreement and Plan of Merger that will merge Lamar Bancshares, Inc. into MidSouth Bancorp, Inc. Shareholders of Lamar Bancshares, Inc. will receive shares of Common Stock of MidSouth Bancorp, Inc. and cash for each Lamar Bancshares, Inc. share, as described below under “Conversion of Lamar Bancshares, Inc. Common Stock” beginning on page 24.

     Vote Required. The merger agreement must be approved by a two-thirds vote of the Lamar Bancshares, Inc. common stock present at the special meeting and eligible to vote. Directors and executive officers of Lamar Bancshares, Inc. who own an aggregate of 111,107 shares, or approximately 49.75% of the outstanding Lamar Bancshares, Inc. common stock, have agreed, subject to certain conditions, to vote in favor of the merger agreement.

Material Federal Income Tax Consequences (page 31)

     Each Lamar Bancshares, Inc. shareholder should not recognize gain or loss for the merger consideration received except with respect to the receipt of cash. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, EACH SHAREHOLDER SHOULD CONSULT HIS TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.

Opinion of Lamar Bancshares, Inc.’s Financial Advisor (page 16)

     On April 6, 2004, The Bank Advisory Group, L.L.C., financial advisor to Lamar Bancshares, Inc. provided an oral presentation and opinion to the board of directors of Lamar Bancshares, Inc. that, as of March 2, 2004, based on and subject to the various assumptions made, the factors considered, the review undertaken and the limitations stated in the opinion, the merger consideration is fair to the holders of Lamar Bancshares, Inc. common stock from a financial point of view.

     The Bank Advisory Group’s opinion and presentation to the Lamar Bancshares, Inc. board of directors were among the many factors taken into consideration by the Lamar Bancshares, Inc. board of directors in making its determination to approve and to recommend that Lamar Bancshares, Inc. shareholders approve the merger. The

Bank Advisory Group’s written opinion is attached as Appendix A to this proxy statement/prospectus. The opinion sets forth assumptions, limitations and matters considered in the review undertaken in connection with the opinion. The opinion does not constitute a recommendation by The Bank Advisory Group to you as to whether or not you should vote in favor of the merger or as to any other matter relating to the merger. You should read the opinion, which is attached as Appendix A, carefully and in its entirety.

Recommendation of Lamar Bancshares, Inc.’s Board of Directors (page 16)

     The financial and other terms of the merger agreement were arrived at through arm’s length negotiations between representatives of the companies. The board of directors of Lamar Bancshares, Inc. believes that the merger agreement is in the best interests of shareholders, has approved the merger agreement and unanimously recommends to shareholders the approval of the merger as set forth in the merger agreement.

The Merger Agreement (page 15)

     Conversion of Lamar Bancshares, Inc. Common Stock (page 24). On the effective date of the merger, subject to adjustments as discussed below, each outstanding share of Lamar Bancshares, Inc. common stock will be converted into:

•	a number of shares of MidSouth Bancorp, Inc. common stock equal to $12,556,351 divided by $34, and further divided by the number of shares of Lamar Bancshares, Inc. common stock outstanding on the effective date of the merger; and

•	$10,494,000 cash less (i) the cash amount paid to Lamar Bancshares, Inc. option holders for options cancelled on the closing date of the merger pursuant to the merger agreement and (ii) the excess over $200,000 of Lamar’s legal, accounting and investment banking fees related to the transaction, other than certain fees specified in the merger agreement, plus the amount paid to Lamar Bancshares, Inc. by option holders after the date of the merger agreement in order to exercise any options, with the result being divided by the number of shares of Lamar Bancshares, Inc. common stock outstanding on the effective date.

     On Thursday, August 12, 2004, the closing sales price of a share of MidSouth Bancorp, Inc. common stock on the American Stock Exchange was $33.80. If the merger were consummated on that date, and assuming no deduction for expenses and that the number of outstanding shares of Lamar is the same, each share of Lamar would be converted by the merger into approximately 1.66 shares of MidSouth Bancorp, Inc. common stock and approximately $47.20 in cash. If on the closing date of the merger, the average closing sales price of MidSouth Bancorp, Inc. common stock on the American Stock Exchange for the ten trading days ending the day before such closing date (“Average Price”) is less than $31.50 per share, MidSouth Bancorp, Inc. shall adjust the conversion rate by multiplying the conversion rate by 1.07937. If on the closing date the Average Price exceeds $36.50, the conversion rate shall be adjusted by multiplying the conversion rate by 0.93151. If the Average Price is below $29.00, Lamar Bancshares, Inc. may terminate the merger transaction.

     Instead of issuing any fractional shares of MidSouth Bancorp, Inc. common stock, each shareholder of Lamar Bancshares, Inc. who would otherwise be entitled to a fractional share will receive a cash payment, without interest, equal to the fraction multiplied by the market value of a share of MidSouth Bancorp, Inc. common stock, as determined in accordance with the merger agreement.

     In addition, under the terms of the merger agreement, Lamar Bancshares, Inc. may declare and pay certain distributions, including a distribution of all of its rights and related liabilities with respect to its product known as “eStatement,” provided that after such dividend MidSouth Bancorp, Inc. has no obligation or liability whatsoever with respect to eStatement or related activities. In order to distribute this interest, Lamar Bank will, subject to regulatory approval, establish a subsidiary known as “eStatement Assets, LLC” The rights and liabilities associated with the “eStatement” product will be contributed to the LLC, as authorized by the Lamar Bank Board of Directors. Once the transfer is authorized, Lamar Bank will distribute all of its interest in the LLC to the sole shareholder of Lamar Bank, (i.e., Lamar Delaware Financial Corporation), which in turn will distribute the same to its sole shareholder Lamar Bancshares, Inc., which will then distribute such interest, pro rata, to its shareholders. Each Lamar Bancshares, Inc. shareholder will receive .0815 units of the LLC for each share of Lamar Bancshares, Inc. that the shareholder owns.

     Conditions to the Merger (page 25). In addition to approval by the shareholders of Lamar Bancshares, Inc., consummation of the merger agreement is conditioned upon, among other things:

•	receipt of required regulatory approvals, and the expiration of all applicable waiting periods; and

•	certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties and the compliance with all agreements.

     The companies intend to consummate the merger as soon as practicable after all of the conditions have been met or waived. MidSouth Bancorp, Inc. has filed applications seeking the required regulatory approvals and expects to receive them by August 31, 2004. The approvals may not be obtained, by then or ever, and the other conditions to consummation of the merger agreement also may not be satisfied by such date or at all.

     Waiver, Amendment and Termination (page 28). Each of the companies may waive any of the conditions to its obligation to consummate the merger agreement other than shareholder and regulatory approvals. The merger agreement may also be amended at any time before or after shareholder approval by mutual agreement, but no amendment made after shareholder approval may alter the amount or type of consideration into which Lamar Bancshares, Inc. common stock will be converted or alter the merger agreement in a manner that would adversely affect any shareholder of Lamar Bancshares, Inc.

     The merger agreement may be terminated at any time before the merger is completed by mutual consent, or by either party:

•	in the event of a material breach by the other party of any representation, warranty or covenant in the merger agreement that cannot be cured by the earlier of (i) 10 days after written notice of such breach is delivered to the breaching party, (ii) the effective date and time specified in the merger documents filed with the Secretaries of State of Louisiana and Texas, or (iii)January 3, 2005;

•	if (i) all conditions to closing set forth in the merger agreement have not been met or waived by January 3, 2005, or (ii) any such conditions cannot be met by such date and has not been waived by the party in whose favor it runs, or (iii) the merger has not occurred by such date;

•	if (i) the merger agreement is disapproved by the shareholders of Lamar Bancshares, Inc., or (ii) any agency whose approval is required for the merger denies any application for such approval or notifies such party that it intends to impose conditions to its approval that are not reasonably acceptable to such party; or

•	on the basis of certain other grounds specified in the merger agreement.

     If Lamar Bancshares, Inc.’s board of directors determines that another proposal is more favorable to Lamar Bancshares, Inc.’s shareholders from a financial point of view than the proposed merger, it may terminate the merger agreement subject to MidSouth Bancorp, Inc.’s right of first refusal to submit a revised proposal.

Effect of Termination (page 29)

     If the merger agreement is terminated, the parties will be relieved of all obligations and liabilities, except that:

•	a breaching party will not be relieved of liability for certain breaches as set forth in the merger agreement;

•	each party will remain bound by those certain provisions of the merger agreement that are intended to survive any termination of the merger agreement; and

•	under certain circumstances, MidSouth Bancorp, Inc. shall be paid $700,000 if Lamar Bancshares, Inc. accepts an acquisition proposal within nine months after termination, and $400,000 if Lamar Bancshares, Inc. accepts an acquisition proposal after such nine-month period but within two years after termination.

Financial Interests of Lamar Bancshares, Inc.’s Directors and Executive Officers in the Merger (page 29)

     Indemnification and Insurance (page 30). MidSouth Bancorp, Inc. has agreed to allow Lamar Bancshares, Inc. to purchase a continuation of its current officers’ and directors’ liability insurance for a period no longer than two years after the merger.

     MidSouth Bancorp, Inc. has also agreed to indemnify Lamar Bancshares, Inc.’s officers, directors and controlling persons against expenses and liabilities arising out of alleged misstatements or omissions in this document or the registration statement of which it is a part.

     Employment Agreements (page 30). On the effective date, Lonnie Weir, Ron D. Reed, Tim Zajonc, Travis Riley, David McCrady, Lance Gordon, Wilma Pace, Linda Ott Reed, Carole Malmberg, Jason Riley, Linda Allen and David Locke of Lamar Bank will continue as employees of Lamar Bank under employment agreements to be entered into with the consent of MidSouth Bancorp, Inc.

     Acceleration of Exercisability of Option’s (page 30). Prior to the consummation of the merger, Lamar Bancshares, Inc. will accelerate the exercisability of all previously granted Lamar Bancshares, Inc. stock options that are not currently exercisable.

Any such options not exercised at the effective date of the merger will be cancelled, and the holders of such cancelled options will receive from MidSouth Bancorp, Inc., (a) a cash amount equal to the same consideration payable to shareholders of Lamar Bancshares, Inc. common stock under the merger agreement, less the exercise price for the options, plus (b) a cash amount equal to the amount of tax savings realized by MidSouth Bancorp, Inc. attributable to the consideration paid under (a) of this paragraph for the cancelled options.

     MidSouth Bancorp, Inc., Board of Directors (page 30). MidSouth Bancorp will cause to be appointed to its Board of Directors, to take office immediately after the effective date of the merger, Lonnie Weir, Ron Reed and Joe Tortorice, Jr., for the terms as set forth in the merger agreement.

Accounting Treatment (page 30)

     MidSouth Bancorp, Inc. will account for the merger as a purchase transaction. The purchase method of accounting involves adding Lamar Bancshares, Inc.’s assets and liabilities, estimated at their fair value at the effective date of the merger, to the recorded assets of MidSouth Bancorp, Inc. Therefore, the financial statements of MidSouth Bancorp, Inc. issued after the merger will reflect these values from Lamar Bancshares, Inc. and will not be restated retroactively to reflect the historical financial position or results of operations of Lamar Bancshares, Inc.

Dissenters’ Rights (page 34)

     Shareholders of Lamar Bancshares, Inc. will have the right to dissent from the merger agreement if they comply with the specific procedures required by the Texas Business Corporation Act. Dissenting shareholders who comply with the procedural requirements will be entitled to receive payment of the fair cash value of their shares.

PER SHARE FINANCIAL DATA OF LAMAR BANCSHARES, INC.

     Per share financial data for Lamar Bancshares, Inc. with respect to the fiscal year ended December 31, 2003, and the three months ended March 31, 2004, is set forth below.

	For the Three Months Ended	For the Year Ended
	March 31, 2004	December 31, 2003
	(unaudited)
Earnings per common share	$2.22	$8.86
Cash dividends declared	$2.00	$9.05
Book value per share	$58.22	$56.99
Common shares outstanding at end of period	222,339	216,564

PER SHARE FINANCIAL DATA OF MIDSOUTH BANCORP, INC.

     Per share financial data for MidSouth Bancorp, Inc. with respect to the fiscal year ended December 31, 2003, and the three months ended March 31, 2004, is set forth below.

	For the Three Months Ended	For the Year Ended
	March 31, 2004	December 31, 2003
	(unaudited)
Basic earnings per share (1)	$0.52	$1.99
Diluted earnings per share	$0.50	$1.91
Dividends declared per share	$0.06	$0.32
Book value per share	$10.65	$10.09
Average shares outstanding:
Basic	3,184,337	3,174,880
Diluted	3,334,153	3,308,166

(1)	On August 29, 2003, MidSouth Bancorp, Inc. paid a 10% stock dividend on its common stock to holders of record on July 31, 2003. Per common share data has been adjusted accordingly.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following tables present unaudited pro forma condensed combined financial statements for MidSouth Bancorp, Inc. after giving effect to the completion of MidSouth Bancorp Inc.’s proposed acquisition of Lamar Bancshares, Inc., with respect to the unaudited pro forma combined statement of condition as of March 31, 2004 and the related unaudited pro forma combined statements of income for the year ended December 31, 2003 and for the three months ended March 31, 2004.

     MidSouth Bancorp, Inc. intends to acquire all of the outstanding common stock of Lamar Bancshares, Inc. in a transaction to be accounted for under the purchase accounting method in accordance with accounting principles generally accepted in the United States of America. MidSouth Bancorp, Inc. will pay approximately $10,495,000 in cash and issue an estimated 370,000 shares (based on an assumed market value of MidSouth Bancorp, Inc. stock of $34 per share) of its common stock valued at approximately $12,555,000. MidSouth Bancorp, Inc. will also incur acquisition costs presently estimated at approximately $255,000. In connection with this acquisition, MidSouth Bancorp, Inc. intends to issue $6,000,000 of junior subordinated debentures (i.e., trust preferred stock) in order to fund a portion of the acquisition.

     The unaudited pro forma condensed combined financial statements gives the effect of the proposed acquisition under the purchase accounting method in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma combined financial statements of income combine the historical consolidated financial statements for MidSouth Bancorp, Inc. and Lamar Bancshares, Inc.

     The information as of March 31, 2004 and for the year ended December 31, 2003 and the three months ended March 31, 2004 is derived from:

•	the unaudited consolidated financial statements of Lamar for the three months ended March 31, 2004, which are included elsewhere in this proxy statement/prospectus;

•	the audited consolidated financial statements of Lamar Bancshares, Inc. for the year ended December 31, 2003, including the related notes, which are included elsewhere in this proxy statement/prospectus;

•	MidSouth Bancorp, Inc.’s unaudited consolidated financial statements for the three months ended March 31, 2004, which are incorporated by reference into this prospectus from MidSouth Bancorp, Inc.’s Form 10-Q for the three months ended March 31, 2004 accompanying this proxy statement/prospectus; and

•	MidSouth Bancorp, Inc.’s audited consolidated financial statements for the year ended December 31, 2003, including the related notes, which are incorporated by reference into this proxy statement/prospectus from MidSouth Bancorp, Inc.’s Form 10-KSB for the year ended December 31, 2003, including MidSouth Bancorp, Inc.’s accompanying annual report to shareholders.

     MidSouth Bancorp, Inc. anticipates that the acquisition will provide the combined company with future financial benefits, such as reduced operating expenses and opportunities to earn more revenue. However, MidSouth Bancorp, Inc. does not reflect these anticipated cost savings and benefits in the unaudited pro forma financial information. While the unaudited pro forma financial information is helpful in showing the financial characteristics of the combined companies, it is not intended to show how the combined companies would have actually performed had they been combined throughout the periods, or how the combined companies would perform in the future. MidSouth Bancorp, Inc. has included in the unaudited pro forma financial statements all the adjustments, consisting of normal recurring adjustments believed necessary for a fair statement of results of the historical periods.

     Given the information regarding the acquisition, the actual financial position and results of operations will differ, perhaps even significantly, from the unaudited pro forma amounts reflected below because, among other things:

•	assumptions used in preparing the unaudited pro forma condensed combined financial statements may be revised in the future due to changes in values of assets, including the finalization of the calculation of the core deposit intangible asset and changes in operating results between the dates of the unaudited pro forma financial information and the date on which the acquisition is completed; and

•	adjustments may need to be made to the unaudited historical financial information upon which such pro forma information was based.

MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Condition
(Dollars in thousands except
share data)
As of March 31, 2004

	Historical	Historical	Historical	Pro Forma		Pro Forma
ASSETS	MidSouth	Lamar	Combined	Adjustments		Combined
Cash and due from banks	$12,209	$4,971	$17,180			$17,180
Federal funds sold	21,900	4,600	26,500	(10,745	)(a)	21,755
				6,000	(b)

Total cash and cash equivalents	34,109	9,571	43,680			38,935
Interest-bearing deposits in banks	2		2			2
Securities available-for-sale	118,562	21,006	139,568			139,568
Securities held-to-maturity	23,368		23,368			23,368
Loans, net	261,287	74,701	335,988			335,988
Bank premises and equipment, net	11,791	2,814	14,605			14,605
Other real estate owned, net	247		247			247
Accrued interest receivable	2,611	461	3,072			3,072
Goodwill, net	432	1,430	1,862	(1,430	)(a)	10,417
				9,985	(a)
Intangibles	540		540	2,700	(a)	3,240
Other assets	1,963	2,476	4,439			4,439

TOTAL ASSETS	$454,912	$112,459	$567,371	$6,510		$573,881

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$95,748	$21,631	$117,379			$117,379
Interest bearing	311,778	77,105	388,883			388,883

Total deposits	407,526	98,736	506,262			506,262
Securities sold under repurchase agreements	4,621		4,621			4,621
Other liabilities	1,608	778	2,386	900	(a)	3,286
Junior subordinated debentures	7,000		7,000	6,000	(b)	13,000

Total liabilities	420,755	99,514	520,269	6,900		527,169
Stockholders’ Equity:
Common stock	321	245	566	37	(a)	$358
				(245	)(a)
Surplus	18,817	3,019	21,836	12,518	(a)	31,335
				(3,019	)(a)
Unearned ESOP shares	(78)		(78)			(78)
Unrealized (losses) gains on securities available-for-sale, net of tax	1,241	158	1,399	(158	)(a)	1,241
Retained earnings	13,942	10,804	24,746	(10,804	)(a)	13,942
Treasury stock	(86)	(1,281)	(1,367)	1,281	(a)	(86)

TOTAL STOCKHOLDERS’ EQUITY	34,157	12,945	47,102	(390)		46,712

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$454,912	$112,459	$567,371	$6,510		$573,881

See accompanying notes to unaudited pro forma condensed combined financial statements. MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Income
Three Months Ended March 31, 2004
(Dollars in thousands except share data)

	Historical	Historical	Historical	Pro Forma		Pro Forma
	MidSouth	Lamar	Combined	Adjustments		Combined
INTEREST INCOME:
Loans, including fees	$4,944	$1,191	$6,135			$6,135
Securities
Taxable	628	249	877			877
Nontaxable	538		538			538
Federal funds sold	20	8	28	(15	)(c)	13

TOTAL	6,130	1,448	7,578	(15)		7,563
INTEREST EXPENSE:
Deposits	895	256	1,151			1,151
Securities sold under repurchase agreements, federal funds purchased and advances	18		18			18
Long term debt	184		184	60	(d)	244

TOTAL	1,097	256	1,353	60		1,413

NET INTEREST INCOME	5,033	1,192	6,225	(75)		6,150
PROVISION FOR LOAN LOSSES	230	23	253			253

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,803	1,169	5,972	(75)		5,897

OTHER OPERATING INCOME:
Service charges on deposits	1,403	381	1,784			1,784
Gains on securities, net		56				56
Credit life insurance	20		20			20
Other charges and fees	438	196	634			634

TOTAL OTHER INCOME	1,861	633	2,494			2,494

OTHER EXPENSES:
Salaries and employee benefits	2,151	723	2,874			2,874
Occupancy expense	981	194	1,175			1,175
Other	1,265	430	1,695	120	(e)	1,815

TOTAL OTHER EXPENSES	4,397	1,347	5,744	120		5,864

INCOME BEFORE INCOME TAXES	2,267	455	2,722	(195)		2,527
PROVISION FOR INCOME TAXES	606		606	85	(f)	691

NET INCOME	$1,661	$455	$2,116	($280)		$1,836

EARNINGS PER SHARE:
Basic	$0.52					$0.52
Diluted	$0.50					$0.50
SHARES USED IN COMPUTATON OF EARNINGS PER SHARE
Basic	3,184,337					3,553,337
Diluted	3,334,153					3,703,153

See accompanying notes to unaudited pro forma condensed combined financial statements.

MidSouth Bancorp, Inc.
Unaudited Pro Forma Combined Statement of Income
Year Ended December 31, 2003
(Dollars in thousands except share data)

	Historical	Historical	Historical	Pro Forma		Pro Forma
	MidSouth	Lamar	Combined	Adjustments		Combined
INTEREST INCOME:
Loans, including fees	$19,828	$5,052	$24,880			$24,880
Securities
Taxable	2,323	1,096	3,419			3,419
Nontaxable	2,015		2,015			2,015
Federal funds sold	64	47	111	(60	)(c)	51

TOTAL	24,230	6,195	30,425	(60)		30,365
INTEREST EXPENSE:
Deposits	3,879	1,280	5,159			5,159
Securities sold under repurchase agreements, federal funds purchased and advances	66		66			66
Long term debt	734		734	240	(d)	974

TOTAL	4,679	1,280	5,959	240		6,199

NET INTEREST INCOME	19,551	4,915	24,466	(300)		24,166
PROVISION FOR LOAN LOSSES	550	277	827			827

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,001	4,638	23,639	(300)		23,339

NON INTEREST INCOME:
Service charges on deposits	5,273	1,683	6,956			6,956
Gains on securities, net	98		98			98
Credit life insurance	165		165			165
Other charges and fees	2,061	998	3,059			3,059

TOTAL OTHER INCOME	7,597	2,681	10,278			10,278

OTHER EXPENSES:
Salaries and employee benefits	8,649	2,888	11,537			11,537
Occupancy expense	3,882	790	4,672			4,672
Other	5,440	1,721	7,161	510	(e)	7,671

TOTAL OTHER EXPENSES	17,971	5,399	23,370	510		23,880

INCOME BEFORE INCOME TAXES	8,627	1,920	10,547	(810)		9,737
PROVISION FOR INCOME TAXES	2,294		2,294	380	(f)	2,674

NET INCOME	$6,333	$1,920	$8,253	($1,190)		$7,063

EARNINGS PER SHARE:
Basic	$1.99					$1.99
Diluted	$1.91					$1.92
SHARES USED IN COMPUTATION OF EARNINGS PER SHARE
Basic	3,174,880					3,543,880
Diluted	3,308,166					3,677,166

See accompanying notes to unaudited pro forma condensed combined financial statements.

MidSouth Bancorp, Inc and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

1.	ACQUISITION OF LAMAR BANCSHARES, INC. AND SUBSIDIARIES

MidSouth Bancorp, Inc. intends to acquire all of the outstanding common stock of Lamar Bancshares, Inc. in a transaction to be accounted for under the purchase accounting method in accordance with accounting principles generally accepted in the United States of America. MidSouth Bancorp, Inc. will pay approximately $10,495,000 in cash and will issue an estimated 369,000 shares ( based on an assumed market value of MidSouth Bancorp, Inc. stock of $34 per share) of its common stock valued at approximately $12,555,000. MidSouth Bancorp, Inc. will also incur acquisition costs presently estimated at $250,000 and issue $6,000,000 of junior subordinated debentures.

2.	KEY TO PRO FORMA ADJUSTMENTS

a)	To record the issuance of common stock, the payment of cash to the Lamar Bancshares, Inc. stockholders for acquisition costs, the adjustment of Lamar Bancshares, Inc.’s assets and liabilities to fair value, and the elimination of the Lamar Bancshares, Inc. equity accounts:

	Cash paid to Lamar Bancshares, Inc.’s stockholders	(10,495)
	Cash paid for acquisition costs	(250)
	To record estimated fair value of the core deposit intangible of Lamar	2,700
	To eliminate preacquisition goodwill on Lamar’s financial statements	(1,430)
	To record goodwill relating to acquisition	9,985
	To record estimated deferred income taxes	(900)
	To record the par value of MidSouth Bancorp, Inc. common stock to be issued to the Lamar Bancshares, Inc. shareholders	37
	To record the excess of fair value over par value of MidSouth Bancorp, Inc. common stock to be issued to the Lamar Bancshares, Inc. shareholders	12,518
	Common stock-par value-Lamar	(245)
	Additional paid in capital-Lamar	(3,019)
	Unrealized gain on securities available for sale-Lamar	(158)
	Retained earnings-Lamar	(10,804)
	Treasury stock-Lamar	1,281

b)	To record issuance of junior subordinated debentures	6,000

c)	To record effect of interest income not earned on funds used in Lamar Bancshares, Inc. acquisition less proceeds from issuance of junior subordinated debentures:
	Three months ended March 31, 2004	15
	Year ended December 31, 2003	60

d)	To record interest expense on junior subordinated debentures at an average rate of 4%:
	Three months ended March 31, 2004	60
	Year ended December 31, 2003	240

e)	To record estimated amortization of core deposit intangible using accelerated method and an estimated life of 10 years:
	Three months ended March 31, 2004	120
	Year ended December 31, 2003	510

f)
To record income taxes relating to (1) the historic income of Lamar Bancshares, Inc. which was not subject to income taxes due to Lamar Bancshares, Inc. election under subchapter S and (2) the effect of adjustments c, d and e above:

	Three months ended March 31, 2004	85
	Year ended December 31, 2003	380

RECENT MARKET PRICES

     On May 26, 2004, the last business day before the public announcement of the merger agreement, the closing sales price for a share of MidSouth Bancorp, Inc. common stock, as quoted on the American Stock Exchange, was $30.00. On August 12, 2004, the closing sales price for a share of MidSouth Bancorp, Inc. common stock, was $33.80. No assurance can be given as to the sales price of a share of MidSouth Bancorp, Inc. common stock on the effective date of the merger.

     There is no established public trading market in which shares of Lamar Bancshares, Inc. common stock are regularly traded, nor are there any uniformly quoted prices for Lamar Bancshares, Inc. shares. The last sale of Lamar Bancshares, Inc. common stock prior to the execution of the merger agreement known to Lamar Bancshares, Inc.’s management occurred as a result of the exercise of stock options on March 22, 2004 at $62.75 per share, when the fair market value of the stock was $69.50 per share.

WHERE YOU CAN FIND MORE INFORMATION

     MidSouth Bancorp, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of those filings at the SEC’s public reference room in Washington D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. The filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

     MidSouth Bancorp, Inc. has filed with the SEC a registration statement on Form S-4, and this document is part of that registration statement. As permitted by the SEC’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

     The SEC allows MidSouth Bancorp, Inc. to “incorporate by reference” information into this document, which means important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information contained directly in this document or in later filed documents incorporated by reference in this document.

     Copies of MidSouth Bancorp, Inc.’s Annual Report to Shareholders on Form 10-KSB for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 incorporated by reference into this proxy statement/prospectus and should be read carefully in conjunction herewith. In addition, this proxy statement/prospectus incorporates by reference the documents set forth below that MidSouth Bancorp, Inc. has previously filed with the SEC and that contain important information about MidSouth Bancorp, Inc. and its business:

•	MidSouth Bancorp, Inc.’s annual report on Form 10-KSB for the year ended December 31, 2003;

•	MidSouth Bancorp, Inc.’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004;

•	MidSouth Bancorp, Inc.’s current reports on Form 8-K filed January 27, 2004, April 21, 2004, and May 28, 2004;

•	The description of MidSouth Bancorp, Inc.’s common stock contained in MidSouth Bancorp, Inc.’s registration statement on Form 8-A filed July 25, 1995.

     MidSouth Bancorp, Inc. also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement (other than information in such future filings deemed, under SEC rules, not to have been filed). These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     You may request a copy of all documents incorporated by reference in this document but not otherwise accompanying this document, as well as the merger agreement, at no cost, by writing or telephoning MidSouth Bancorp, Inc. at the following address:

102 Versailles Boulevard
Lafayette, Louisiana 70501
(337) 237-8343

     To obtain timely delivery, you should request desired information no later than five business days before the date of the special meeting, or by September 10, 2004.

     You should rely only on the information contained or incorporated by reference in this document. Neither MidSouth Bancorp, Inc. nor Lamar Bancshares, Inc. has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither MidSouth Bancorp, Inc. nor Lamar Bancshares, Inc. is making an offer to sell or soliciting an offer to buy any securities other than the MidSouth Bancorp, Inc. common stock to be issued by MidSouth Bancorp, Inc. in the merger, and neither MidSouth Bancorp,

Inc. nor Lamar Bancshares, Inc. is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

INTRODUCTORY STATEMENT

General

     This proxy statement/prospectus is furnished to the shareholders of Lamar Bancshares, Inc. in connection with the solicitation of proxies on behalf of Lamar Bancshares, Inc.’s board of directors for use at a special meeting of shareholders of Lamar Bancshares, Inc. to be held on the date and at the time and place specified in the accompanying notice.

     Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. have each supplied all information with respect to it and its consolidated subsidiaries.

Purpose of the Meeting

     The purpose of the meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger between Lamar Bancshares, Inc. and MidSouth Bancorp, Inc., pursuant to which, among other things, Lamar Bancshares, Inc. will merge into MidSouth Bancorp, Inc., and each outstanding share of common stock of Lamar Bancshares, Inc. will be converted into the right to receive shares of common stock of MidSouth Bancorp, Inc., and cash.

     At the meeting, shareholders will also be asked, if necessary, to consider and vote upon a proposal to adjourn the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the meeting.

Shares Entitled to Vote; Quorum; Vote Required

     Only holders of record of Lamar Bancshares, Inc. common stock at the close of business on July 1, 2004 are entitled to notice of and to vote at the meeting. On that date, there were 222,339 shares of Lamar Bancshares, Inc. common stock outstanding, each of which is entitled to one vote on each matter properly brought before the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of Lamar Bancshares, Inc. is necessary to constitute a quorum.

     The merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the Lamar Bancshares, Inc. common stock present, in person or by proxy, at the meeting. An abstention will have the effect of a vote against the merger agreement. A broker “non-vote” in person or by proxy will be counted for purposes of determining a quorum but will not be counted in determining the voting power present with respect to the vote on the merger agreement and thus will have no effect on the vote.

     The affirmative vote of a majority of the votes cast on the matter at the meeting is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the meeting. Because of the vote required for the proposal to adjourn the meeting, abstentions and broker “non-votes” will have no effect on this proposal.

     Directors and executive officers of Lamar Bancshares, Inc. beneficially owning an aggregate of 111,107 shares, or approximately 49.75% of the outstanding Lamar Bancshares, Inc. common stock, have agreed to vote in favor of the merger agreement.

Solicitation, Voting and Revocation of Proxies

     In addition to soliciting proxies by mail, directors, officers and other employees of Lamar Bancshares, Inc., and MidSouth Bancorp, Inc., without receiving additional compensation, may solicit proxies by telephone, fax, e-

mail and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Lamar Bancshares, Inc. common stock, and Lamar Bancshares, Inc. will reimburse such parties for reasonable out-of-pocket expenses incurred. The cost of soliciting proxies is being paid by Lamar Bancshares, Inc.

     The form of proxy that accompanies this proxy statement/prospectus permits each holder of record of Lamar Bancshares, Inc. common stock on the record date to vote on all matters that properly come before the meeting. Where a shareholder specifies his choice on the accompanying form of proxy with respect to the proposal to approve the merger agreement, the shares represented by the proxy will be voted in accordance with that specification. If no specification is made, the shares will be voted in favor of the merger agreement and to adjourn the meeting, if necessary. If you do not sign and return a proxy and specify on the proxy an instruction to vote against the merger agreement, you will not be able to exercise dissenters’ rights unless you attend the meeting in person and vote against the merger agreement and give written notice of your dissent from the merger agreement at or prior to the meeting. See “Dissenters’ Rights.”

     A proxy may be revoked at any time before it is voted by:

•	giving written notice of revocation at any time before its exercise to the Secretary of Lamar Bancshares, Inc.;

•	executing and delivering to the Secretary at any time before its exercise a later dated proxy; or

•	attending the meeting and voting in person.

RISK FACTORS RELATING TO THE MERGER

     In addition to the other information contained in or incorporated by reference into this document, including without limitation, MidSouth Bancorp, Inc.’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2004, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement.

Because the market price of MidSouth Bancorp, Inc. Common Stock will fluctuate, Lamar Bancshares, Inc. shareholders cannot be sure of the number of shares they will receive.

     Upon completion of the merger, each share of Lamar Bancshares, Inc. common stock will be converted into shares of MidSouth Bancorp, Inc. common stock and cash pursuant to the terms of the merger agreement. The number of shares of MidSouth Bancorp, Inc. to be received by Lamar Bancshares, Inc. shareholders will be based on the average closing sales price of MidSouth Bancorp, Inc. common stock on the AMEX during the ten trading days ending on the day before the completion of the merger. This average closing sales price may vary from the actual closing sales price of MidSouth Bancorp, Inc. common stock on the date we announced the merger, on the date that this proxy statement-prospectus was mailed to Lamar Bancshares, Inc. shareholders, and on the date of the special meeting of the Lamar Bancshares, Inc. shareholders. Any ultimate change in the closing sales price of MidSouth Bancorp, Inc. common stock during the ten days before completion of the merger will affect the number of shares that Lamar Bancshares, Inc. shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

     Accordingly, at the time of the meeting, Lamar Bancshares, Inc. shareholders will not necessarily know or be able to calculate the number of shares they would receive or the exchange ratio used to determine the number of any shares of MidSouth Bancorp, Inc. common stock they would receive upon completion of the merger.

We may fail to realize the anticipated benefits of the merger.

     The success of the merger will depend, in part, on our ability to realize the anticipated cost savings and revenue enhancements from combining the businesses. To realize the anticipated benefits from the merger, we must successfully combine the businesses in a manner that permits those cost savings and revenue enhancements to be realized. If we are not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

     MidSouth Bank and Lamar Bank have operated separately and, after the completion of the merger, will continue to operate separately to a certain extent. It is possible, however, that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

The market price of the shares of MidSouth Bancorp, Inc. common stock after the Merger may be affected by factors different from those affecting the shares of MidSouth Bancorp, Inc. currently.

     The businesses of MidSouth Bancorp, Inc., and Lamar Bancshares, Inc., differ in some respects (including geographic locations, market competition and asset size) and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of MidSouth Bancorp, Inc.

The volume of trading in MidSouth Bancorp, Inc., Common Stock is low, and shareholders who attempt to sell their shares may receive less than they expected.

     The average weekly trading volume of MidSouth Bancorp., Inc. common stock over the last three months has been 7,725 shares, or 1,545 shares per day. A shareholder of MidSouth Bancorp, Inc., seeking to sell any appreciable amount of his or her stock may not find sufficient buyers who will pay the current trading price of the stock as quoted on the Amex and, therefore, may have to sell at a lower price.

THE MERGER AGREEMENT

     The following brief description does not describe all of the terms of the merger agreement. We encourage you to obtain and read the merger agreement completely and carefully. It is the legal document that governs the merger.

Background of and Reasons for the Merger

     The Lamar Bancshares, Inc. Board of Directors periodically has reviewed Lamar Bank’s performance, compared its performance with that of certain relatively comparable institutions, reviewed the limited market activity in Lamar Bancshares, Inc.’s common stock, considered various business opportunities and strategies available to Lamar Bancshares, Inc. and discussed the general economic, regulatory, competitive and business pressures affecting Lamar Bancshares, Inc. In addition, the Lamar Bancshares, Inc. board, on an informal basis and during strategic planning sessions, would periodically review merger and acquisition activity in the banking industry.

     The Lamar Bancshares, Inc. Board of Directors met on April 6, 2004, to review the terms and conditions of the proposed merger. The Lamar Bancshares, Inc. Board of Directors carefully reviewed and considered, with the assistance of its financial advisor and legal counsel, the financial and legal aspects of the proposed merger, as set forth in MidSouth Bancorp, Inc.’s then proposed letter of intent. At a special meeting on May 27, 2004, the Lamar Bancshares, Inc. Board of Directors authorized execution of the merger agreement and the other related agreements and documents. Each director of Lamar Bancshares, Inc. also entered into a commitment agreement with MidSouth Bancorp, Inc. obligating them to vote their shares in favor of the merger agreement and against any other transaction, and agreeing to certain non-competition agreements.

     The Lamar Bancshares, Inc. Board of Directors has determined that the terms of the merger, the merger agreement, and the proposed issuance of MidSouth Bancorp, Inc. common stock and cash in connection with the merger are advisable and fair to, and in the best interest of, Lamar Bancshares, Inc. and its shareholders. In reaching its determination, the Lamar Bancshares, Inc. Board of Directors considered a number of factors. The Lamar Bancshares, Inc. board of directors did not assign any specific or relative weights to the factors considered, and individual directors may have given different weights to different factors. The material factors considered were as follows:

•	Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of MidSouth Bancorp, Inc., individually and as combined with Lamar Bancshares, Inc.

•	The opinion rendered to the Lamar Bancshares, Inc. Board of Directors by Lamar Bancshares, Inc.’s financial advisor that, as of the date of the opinion, and subject to the various assumptions made and limitations stated in the written opinion, the merger consideration is fair, from a financial point of view, to holders of Lamar Bancshares, Inc. common stock. The opinion of the financial advisor is attached as Appendix A and should be reviewed for the assumptions made in connection with, and limitations on, such opinion.

•	The terms of the merger agreement and other documents executed in connection with the merger.

•	The current and prospective economic, competitive and regulatory environment facing each institution and financial institutions generally.

•	The results of the investigation conducted by the management of Lamar Bancshares, Inc., including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

•	The Lamar Bancshares, Inc. board of directors’s familiarity with and review of MidSouth Bancorp, Inc.’s business, operations, earnings, prospects, financial condition, asset quality and capital levels.

•	The opportunities for expense reductions, operating efficiencies and revenue enhancements in the combined entity.

•	The nature of, and likelihood of obtaining, the regulatory approvals that would be required for the merger.

•	The additional liquidity provided by MidSouth Bancorp, Inc.’s common stock, which is traded on the American Stock Exchange, compared to Lamar Bancshares, Inc.’s common stock, which is not regularly traded on an established public trading market.

•	Results that could be expected to be obtained by Lamar Bancshares, Inc. if it continued to operate independently, and the likely benefits to stockholders of such course of action, as compared with the value of the merger consideration being offered by MidSouth Bancorp, Inc.

     Lamar Bancshares, Inc.’s board of directors unanimously recommends that the holders of Lamar Bancshares, Inc. common stock vote “FOR” approval of the merger as set forth in the Agreement and Plan of Merger.

Opinion of Lamar Bancshares, Inc.’s Financial Advisor

     Pursuant to an engagement letter dated February 25, 2004, signed and executed by Lamar Bancshares, Inc. on March 8, 2004, Lamar Bancshares, Inc. engaged The Bank Advisory Group, L.L.C. to act as an independent financial advisor to the Lamar Bancshares, Inc. board of directors in connection with the proposed sale of Lamar Bancshares, Inc. to MidSouth Bancorp, Inc. Specifically, based on The Bank Advisory Group’s reputation and qualifications in evaluating financial institutions, the Lamar Bancshares, Inc. board of directors requested that The Bank Advisory Group render advice and analysis in connection with the merger, and to provide opinions with regard to the fairness – from the perspective of the shareholders of Lamar Bancshares, Inc. common stock – of the financial terms of the merger.

     Based on all factors that The Bank Advisory Group deemed relevant and assuming the accuracy and completeness of the information and data provided, The Bank Advisory Group rendered a written fairness opinion, dated July 21, 2004 – which is set forth in Appendix A to this proxy statement/prospectus – to the effect that the terms of the proposed merger, including, without limitation, the gross consideration equaling the sum of (i) a number of shares of MidSouth Bancorp, Inc. common stock equal to $12,556,351 divided by $34; plus (ii) $10,494,000 in cash, offered in exchange for all of the outstanding common shares and outstanding stock options of Lamar Bancshares, Inc. on the effective date, is fair, from a financial point of view, to the shareholders of Lamar Bancshares, Inc. common stock.

     No limitations were imposed by the Lamar Bancshares, Inc. board of directors upon The Bank Advisory Group with respect to the analysis, conclusions, opinions or procedures followed in rendering the July 21, 2004 fairness opinion. The Bank Advisory Group does not, and its officers, directors and shareholders do not, own any shares of Lamar Bancshares, Inc. common stock or MidSouth Bancorp, Inc. common stock; nor does The Bank Advisory Group make a market in the stock of Lamar Bancshares, MidSouth Bancorp, Inc., or any other publicly-traded security, financial or otherwise.

     The full text of the July 21, 2004 fairness opinion – which sets forth certain assumptions made, matters considered, and limits on the review undertaken by The Bank Advisory Group – is set forth in Appendix A to this proxy statement/prospectus. Lamar Bancshares, Inc. shareholders are urged to read the July 21, 2004 fairness opinion in its entirety. The July 21, 2004 fairness opinion, addressed to the Lamar Bancshares, Inc. board of directors, covers only the fairness of the financial terms of the merger, from a financial point of view, to the shareholders of Lamar Bancshares, Inc. common stock. The financial terms include, but are not limited to, the gross consideration of a the sum of (i) a number of shares of MidSouth Bancorp, Inc. common stock equal to $12,556,351 divided by $34; plus (ii) $10,494,000 in cash in exchange for all of the outstanding common shares and outstanding stock options of Lamar Bancshares, Inc. at the effective time of the merger.

     The July 21, 2004 fairness opinion does not constitute an endorsement of the merger. The Bank Advisory Group was not asked to consider, and the July 21, 2004 fairness opinion does not address, the relative merits of the proposed sale of Lamar Bancshares, Inc. to MidSouth Bancorp, Inc. as compared to alternative business strategies that might exist for Lamar Bancshares, Inc. or the effect of any other transaction(s) in which Lamar Bancshares, Inc. might engage. In furnishing the July 21, 2004 fairness opinion, The Bank Advisory Group does not purport to be an expert with respect to the registration statement of which this proxy statement/prospectus is part within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The summary of the procedures and analysis performed and assumptions used by The Bank Advisory Group set forth in this proxy statement/prospectus is qualified in its entirety by reference to the text of the July 21, 2004 fairness opinion, which is set forth in Appendix A to this proxy statement/prospectus and incorporated herein by reference. Neither this discussion nor the July 21, 2004 fairness opinion constitute a recommendation by the Bank Advisory Group to any shareholder of Lamar Bancshares, Inc. as to how such shareholder should vote at the shareholders’ meeting held for the purpose of voting on the merger.

     Summary of Information Reviewed. The Bank Advisory Group, in connection with the issuance of the July 21, 2004 fairness opinion reviewed, among other things, the following Lamar Bancshares, Inc. information:

•	audited consolidated financial statements for Lamar Bancshares, Inc. and Lamar Bank for the years ended December 31, 2002 and 2003;

•	parent company-only financial statements for Lamar Bancshares, Inc., presented on form F.R. Y-9LP, at and for the three months ended March 31, 2004, and for the years ended December 31, 2003, 2002, and 2001, as filed with the Federal Reserve System;

•	parent company-only financial statements for Lamar Delaware Financial Corporation, Dover, Delaware, Lamar Bancshares’ subsidiary bank holding company, presented on form F.R. Y-9LP, at and for the three months ended March 31, 2004, and for the years ended December 31, 2003, 2002, and 2001, as filed with the Federal Reserve System;

•	Reports of Condition and Income for Lamar Bank, Beaumont, Texas, at and for the three months ended March 31, 2004, and for the years ended December 31, 2003, 2002, and 2001, as filed with the as filed with the Federal Deposit Insurance Corporation;

•	internal financial statements for Lamar Bank, at and for the six months ended June 30, 2004;

•	certain internal financial analyses and forecasts for Lamar Bank prepared by the management of Lamar Bank, including projections of future performance;

•	certain other summary materials and analyses with respect to Lamar Bank’s loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to:

•	schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy,

•	analyses concerning the adequacy of the loan loss reserve,

•	schedules of “other real estate owned,” including current carrying values and recent appraisals, and,

•	schedules of securities, detailing book values, market values, and lengths to maturity.

In addition, The Bank Advisory Group reviewed the following MidSouth Bancorp, Inc. information:

•	audited consolidated financial statements, included in the MidSouth Bancorp, Inc. annual reports on Form 10-KSB, as filed with the Securities and Exchange Commission, for the years ended December 31, 2003, 2002, and 2001;

•	quarterly financial statements, included in the MidSouth Bancorp, Inc. quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, at and for the three months ended March 31, 2004, and in the MidSouth Bancorp, Inc. quarterly reports on Form 10-QSB for the first three quarters in the years ended December 31, 2003, 2002 and 2001;

•	consolidated financial statements, included in the MidSouth Bancorp, Inc. regulatory filings on Form F.R. Y-9C, at and for the three months ended March 31, 2004, and for the years ended December 31, 2003, 2002, and 2001, as filed with the Federal Reserve System;

•	recorded earnings per share for MidSouth Bancorp, Inc. for the years ended December 31, 2002 and 2003, and earnings per share estimates for MidSouth Bancorp, Inc. for the years ended December 31, 2004 and 2005, published by SNL Financial, LC, Charlottesville, Virginia;

•	the publicly reported historical price and trading activity for MidSouth Bancorp, Inc.’s common stock, including a comparison of certain market pricing and financial fundamentals for MidSouth Bancorp, Inc. with (i) those of similar publicly-traded banking organizations in MidSouth Bancorp, Inc.’s demographic region and (ii) those of all United States publicly-traded banking organizations;

•	equity research reports regarding MidSouth Bancorp, Inc. prepared by various stock analysts who cover the financial institutions sector;

•	the views of senior management of Lamar Bancshares, Inc., based on limited discussions with members of senior management, regarding MidSouth Bancorp, Inc.’s lines of business, financial condition, results of operations and future prospects;

•	the pro forma financial impact of the merger on MidSouth Bancorp, Inc., based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc.;

•	the current stock market environment generally and the banking environment in particular; and,

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as the Bank Advisory Group considered relevant.

The Bank Advisory Group, in connection with the merger, reviewed, among other things, the following items:

•	the Agreement and Plan of Merger, dated May 27, 2004;

•	the Proxy Statement/Prospectus;

•	the financial terms and price levels for selected commercial banking organizations with total assets between $75 – $150 million acquired in the United States during 2002 through year-to-date 2004, together with the financial performance and condition of the acquired banking organizations;

•	the financial terms and price levels for selected commercial banking organizations with total assets below $500 million acquired in the United States during 2002 through year-to-date 2004, together with (a) the financial performance and condition of the acquired banking organizations and (b) the financial performance, financial condition, and market pricing of the acquiring banking organizations; and,

•	such other information – including financial studies, analyses, investigations, and economic and market criteria – that The Bank Advisory Group deems relevant to this assignment

     In connection with its review, The Bank Advisory Group has relied upon the information provided by the management of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc., or otherwise publicly-available and reviewed by The Bank Advisory Group, as being complete and accurate in all material respects. The Bank Advisory Group met with the management of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. for the purpose of discussing the relevant information that has been provided to The Bank Advisory Group.

     The Bank Advisory Group has not verified, through independent inspection or direct examination, the specific assets or liabilities of Lamar Bancshares, Inc., MidSouth Bancorp, Inc. or their subsidiary banks. The Bank Advisory Group has assumed that there have been no material changes in the assets, financial condition, results of operations, or business prospects of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. since the date of the last financial statements made available to The Bank Advisory Group. The Bank Advisory Group has also assumed that there are no material off-balance sheet assets or liabilities for Lamar Bancshares, Inc. or MidSouth Bancorp, Inc. that are not otherwise disclosed in the financial information either disclosed or publicly-available.

     The Bank Advisory Group is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and The Bank Advisory Group assumed, with Lamar Bancshares, Inc.’ consent, that such allowances for each of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. are in the aggregate adequate to cover such losses. In addition, The Bank Advisory Group did not assume responsibility for reviewing any individual credit files, or for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Lamar Bancshares, Inc. or MidSouth Bancorp, Inc., nor was The Bank Advisory Group furnished with any such appraisals. Finally, The Bank Advisory Group’s opinions were based on economic, monetary and market and other conditions in effect as of the date of the fairness opinions. Accordingly, although subsequent developments may affect The Bank Advisory Group’s opinions, The Bank Advisory Group has not assumed any obligation to update, revise or reaffirm such opinions.

     The Bank Advisory Group did not discuss with the independent accountants for either Lamar Bancshares, Inc. or MidSouth Bancorp, Inc. any financial reporting matters with respect to Lamar Bancshares, Inc., MidSouth Bancorp, Inc., the merger, or the merger agreement. Lamar Bancshares, Inc. informed The Bank Advisory Group, and The Bank Advisory Group assumed, that the merger would be recorded as a “purchase” under generally accepted accounting principles. The Bank Advisory Group assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

     With respect to the financial forecasts for Lamar Bancshares, Inc., The Bank Advisory Group assumed for purposes of its opinion, and with Lamar Bancshares, Inc.’ consent, that the forecasts were reasonably prepared on bases reflecting the best available estimates at the time of preparation as to the future financial performance of Lamar Bancshares, Inc., and that they provided a reasonable basis upon which The Bank Advisory Group could form its opinion.

     Professional Fees Paid to The Bank Advisory Group. Since May 2000, and prior to its retention for this specific assignment, The Bank Advisory Group has provided financial services to Lamar Bancshares, Inc. in various capacities on an infrequent basis; however, the revenues derived from the delivery of such services are insignificant when compared to The Bank Advisory Group’s total gross revenues.

     For The Bank Advisory Group’s services as an independent financial analyst and advisor to Lamar Bancshares, Inc. in connection with the merger, Lamar Bancshares, Inc. has agreed to pay The Bank Advisory Group a professional fee approximating $110,000, of which $20,000 has been received by The Bank Advisory Group. Additionally, Lamar Bancshares, Inc. also has agreed to reimburse The Bank Advisory Group for reasonable out-of-pocket expenses. Furthermore, in connection with the merger, Lamar Bancshares, Inc. has agreed to indemnify The Bank Advisory Group, the officers, directors, employees, and shareholders of The Bank Advisory Group and assigns, heirs, beneficiaries and legal representatives of each indemnified entity and person. No portion of The Bank Advisory Group’s fee is contingent upon the conclusion reached in the July 21, 2004 fairness opinion; and, Lamar Bancshares, Inc.’ obligation to pay the remaining balance of the professional fee due to The Bank Advisory Group is not contingent upon the conclusion reached in the July 21, 2004 fairness opinion.

     The Bank Advisory Group has not previously provided any services to MidSouth Bancorp, Inc. and, thus, has never received any professional fees from MidSouth Bancorp, Inc.

     Financial Projections for Lamar Bancshares, Inc. The Bank Advisory Group developed stand-alone financial projections for Lamar Bancshares, Inc., which were derived by The Bank Advisory Group with input from management of Lamar Bancshares, Inc. However, the financial projections for Lamar Bancshares, Inc. represented The Bank Advisory Group’s independent assessment of a reasonable and defensible outlook for the future performance and condition of Lamar Bancshares, Inc. The financial projections were derived for a twelve-year period, 2004 – 2015, with specific focus given to the six-year period representing the years 2004 – 2009. In summary, the financial projections reflected total assets of Lamar Bancshares, Inc. growing at a rate of between 1.50% and 3.00% per annum. Return on average assets (converted to C corporation earnings through the application of a 36% federal income tax rate) for Lamar Bancshares, Inc. was projected to range between 1.02% and 1.22%, annually. The financial projections were presented to the Lamar Bancshares, Inc. board of directors at an April 6, 2004 meeting.

     The projection of future financial performance of Lamar Bancshares, Inc. (on a fully-diluted basis) allowed The Bank Advisory Group, and in turn, the Lamar Bancshares, Inc. Board of Directors, to compare, based on a number of assumptions, the potential future value of Lamar Bancshares, Inc. expressed in terms of today’s dollars (a present value basis) in relation to the transaction value per share of $95.99. This comparative analysis resulted in multiple scenarios. However, the vast majority of the scenarios, and all of the scenarios based on the most reasonable assumptions, revealed similar results. In summary, the analyses suggested that the transaction value per share of $95.99 exceeded the future potential value, when expressed on a present value basis, of Lamar Bancshares, Inc. common stock, based on a range of assumed earnings multiples applied to projected earnings per share of $6.67 and projected dividends per share of $6.00 for Lamar Bancshares, Inc. during 2009 (the last year of the projection period). Thus, this analysis provided support for the acceptance of the MidSouth Bancorp, Inc. offer of $23,382,725 in total consideration. The analysis revealed similar results when considering the projection years prior to 2009. The chart below briefly summarizes the analyses for the 2009 projection year:

	Assuming Future Earnings Multiple of:
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
Year 2009 Earnings Per Share ($6.67) x Indicated Multiple	$80.09	$93.43	$106.78	$120.13	$133.48	$146.82
Present Value of Above @ 11% Discount Rate	$68.20	$75.34	$82.47	$89.61	$96.75	$103.88
Transaction Value per share	$95.99	$95.99	$95.99	$95.99	$95.99	$95.99
Transaction Value, less Present Value (Row 3 minus Row 2)	$27.79	$20.65	$13.52	$6.38	($0.76)	($7.89)

     Likewise, the analyses suggested that the transaction value per share of $95.99 exceeded the future potential value (on a fully-diluted basis), when expressed on a present value basis, of Lamar Bancshares, Inc. common stock, based on a range of assumed equity multiples applied to projected core equity per share of $55.10 for Lamar Bancshares, Inc. at year-end 2009, the end of the six-year projection period. This analysis included assumed annual dividends per share of $6.00. Thus, this analysis provided further support for the acceptance of the MidSouth Bancorp, Inc. offer of $23,382,725 in total consideration. The analysis revealed similar results when considering the projection years prior to 2009. The chart below briefly summarizes the analyses:

	Assuming Future Equity Multiple of:
	1.40x	1.60x	1.80x	2.00x	2.20x	2.40x
Year 2009 Equity Per Share ($55.10) x Indicated Multiple	$77.15	$88.17	$99.19	$110.21	$121.23	$132.25
Present Value of Above @ 11% Discount Rate	$66.63	$72.52	$78.41	$84.31	$90.20	$96.09
Transaction Value per share	$95.99	$95.99	$95.99	$95.99	$95.99	$95.99
Transaction Value, less Present Value (Row 3 minus Row 2)	$29.36	$23.47	$17.58	$11.68	$5.79	($0.10)

     The projection of future financial performance of Lamar Bancshares, Inc. on a C corporation basis (assuming a federal tax rate of 36%) further allowed The Bank Advisory Group, and in turn the Lamar Bancshares, Inc. board of directors, to compare the projection of future dividend streams of Lamar Bancshares, Inc. shareholders on a stand-alone basis (assuming no merger with MidSouth Bancorp, Inc. and, thus, Lamar Bancshares, Inc. operating on a status quo basis with an annual dividend payout of $6.00 per share) versus the dividend stream Lamar Bancshares, Inc. shareholders likely would receive as MidSouth Bancorp, Inc. shareholders on a post-merger basis (with earnings per share for MidSouth Bancorp, Inc. based on the composite average of analysts’ estimates for 2004 – 2005, earnings per share growth thereafter consistent with stated goals for MidSouth Bancorp, Inc., and a dividend payout rate consistent MidSouth Bancorp, Inc.’s historical payout history). However, given that Lamar Bancshares,

Inc. is an S corporation which historically paid and projects to pay cash dividends approximating 100% of net earnings; and, given that MidSouth Bancorp, Inc. is a growth-oriented publicly-traded banking organization which has historically paid cash dividends approximating 16% – 20% of net earnings, the comparative analysis of future dividend yields provide no reasonable basis for judging the financial fairness of the transaction value.

     Analysis of Selected Merger Transactions. The Bank Advisory Group maintains a sizable database of information pertaining to the prices paid for U.S. banks and their holding companies. This database includes transactions involving banking organizations operating throughout the United States, and provides comparable pricing and financial performance data for banking organizations acquired in the United States since 1989. The Bank Advisory Group has the capability of sorting the records by year or combinations of years to yield transactions involving similar banks. Similarities might include banks within a specific asset size range, banks within a specific state or geographic region, banks that generate a level of earnings as a percent of average assets (“return on average assets” or “ROA”) within a specified range, banks that have an equity-to-assets ratio within a certain range, or banks that sold for a specific form of consideration (cash or stock). The ability to produce specific groups of comparable banks facilitates making a valid comparative purchase price analysis.

     In deriving the comparable pricing analyses, as described below, it should be recognized that no other single company or transaction is identical to Lamar Bancshares, Inc. Accordingly, an examination of the results of the following comparative analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies as well as other factors that could affect the public trading value and the announced acquisition prices of the companies to which Lamar Bancshares, Inc. is being compared.

     Price Multiples and Price Indices: The Bank Advisory Group considered transaction values for banking organizations located in all United States non-rural domiciles, reporting total assets between $75 million and $150 million, a return on assets (“ROA”) between 0.50% and 1.50%, a ratio of core capital-to-total assets between 8.00% and 14.00%, and acquired during 2002 through year-to-date 2004 (the “U.S. Peer Group”). The banking companies which comprise the U.S. Peer Group are listed below:

	Total Assets
Selling Organization	($ in MM)	Buying Organization
Alliance Bank of Hot Springs, Hot Springs, AR	135,620	Simmons First National Corp., Pine Bluff, AR
Upland Bank, Upland, CA	109,836	First Community Bancorp, Rancho Santa Fe, CA
Marathon National Bank, Los Angeles, CA	109,300	First Community Bancorp, Rancho Santa Fe, CA
Kerman State Bank, Kerman, CA	105,535	Westamerica Bancorporation, San Rafael, CA
Auburn Community Bank, Auburn, CA	89,772	Western Sierra Bancorp, Cameron Park, CA
Ojai Valley Bank, Ojai, CA	86,185	Mid-State Bancshares, Inc., Arroyo Grande, CA
Millennium Bank, Gainesville, FL	98,792	Alabama National BanCorporation, Birmingham, AL
First National Bank of the South, Milledgeville, GA	127,485	GB&T Bancshares, Inc., Gainesville, GA
Southern Heritage Bank, Oakwood, GA	117,763	GB&T Bancshares, Inc., Gainesville, GA
First National Bank of Johns Creek, Suwanee, GA	99,671	Main Street Banks, Inc., Kennesaw, GA
State Bank of Aviston, Trenton, IL	97,170	Kankakee Bancorp, Inc., Kankakee, IL
Independence Bank, New Albany, IN	108,479	Harrodsburg First Financial Bancorp, Harrodsburg, KY
Hometown National Bank, New Albany, IN	82,323	First Capital, Inc., Corydon, IN
Kentucky Bank & Trust, Russell, KY	127,184	Peoples Bancorp, Inc., Marietta, GA
Alliance Bank of Baton Rouge, Baton Rouge, LA	76,032	IBERIABANK Corp., Lafayette, LA
Community State Bank, Teaneck, NY	122,229	Lakeland Bancorp, Inc., Oak Ridge, NJ
Northwestern National Bank, Wilkesboro, NC	137,148	United Community Bancorp, Hickory, NC
Bank Northwest, Bellingham, WA	97,892	Pacific Capital Corporation, Aberdeen, WA

     The Bank Advisory Group compared Lamar Bancshares, Inc.’s financial fundamentals and the pricing values relating to the transaction value with the average financial fundamentals and average pricing values for the U.S. Peer Group. The comparative analysis revealed that the proposed merger equated to a transaction value for Lamar Bancshares, Inc. resulting in a purchase price as a percent of total assets (price-equity index) of 20.17, a level 2% lower than the 20.67 average for the U.S. Peer Group. The fully-diluted December 31, 2003 core equity-to-assets ratio for Lamar Bancshares, Inc. equaled 11.79%, a ratio that is 179 basis points and 18% higher than the average core equity-to-assets ratio of 10.00% for the U.S. Peer Group. Likewise, the fully-diluted four-quarter trailing return on average assets (“ROA”) for Lamar Bancshares, Inc. equaled 1.16%, a ratio that is 17 basis points and 17% higher than the average ROA of 0.99% for the U.S. Peer Group. Correspondingly, the fully-diluted four-quarter trailing return on average equity capital (“ROE”) for Lamar Bancshares, Inc. equaled 10.28%, a ratio that is 16 basis points and 2% higher than the average ROE of 10.12% for the U.S. Peer Group.

     Conversely, Lamar Bancshares, Inc.’s asset growth for the trailing four quarters equaled 5.38%, a ratio that is 905 basis points and 63% lower than the average of 14.43% for the U.S. Peer Group. Correspondingly, Lamar Bancshares, Inc. was located in the Beaumont/Port Arthur, Texas Metropolitan Statistical Area, which recorded total population of approximately 390 thousand in 2003. Each of the banking organizations contained within the U.S. Peer Group were located in Metropolitan Statistical Areas. The Metropolitan Statistical Areas represented by the U.S. Peer Group possessed an average population of 4.0 million and a mean population of 1.0 million in 2003. Moreover, the Beaumont/Port Arthur, Texas Metropolitan Statistical Area reported annual population growth of 1.27% during 2000 – 2003 and has projected annual population growth of 2.13% during 2003 – 2008, comparing well below the 3.92% and 6.08% respective averages for the Metropolitan Statistical Areas represented by the U.S. Peer Group.

     The valuation of an investment always considers, if not primarily focuses, on the future growth prospects of the earnings stream corresponding with the investment. Accordingly, the valuation of an investment is an inherently forward-looking process. The presence of inferior historical and projected growth indicators for Lamar Bancshares, Inc. clearly supports a higher average price index for the U.S. Peer Group as compared to those corresponding with the $23,382,725 transaction value for Lamar Bancshares, Inc. Therefore, the analysis set forth in the preceding paragraphs indicates that the transaction value for Lamar Bancshares, Inc., as measured by the price index described above, is reasonable and defensible. The table set forth immediately subsequent to this paragraph summarizes this comparative analysis, and highlights the Lamar Bancshares, Inc. transaction.

		Assets	LTM Asset	MSA Population	Core Equity/			Total Price	Price Multiples		Price Indices
	# of Banks	$(MM)	Growth	(2003)	Assets	ROA	ROE	$(MM) 2	Equity	Earning	Equity	L4QNI
Lamar Bancshares, Inc. [1]	1	$116	5.38%	389,989	11.79%	1.16%	10.28%	$23.1	1.71x	17.89x	20.17	20.70
U.S. Peer Group	18	$107	14.43%	3,983,028	10.00%	0.99%	10.12%	$22.2	2.07x	22.27x	20.67	22.07

1.	Financial data for Lamar Bancshares, Inc. is as of December 31, 2003, with earnings based on four-quarter trailing net earnings, and with fully diluted equity and earnings.

2.	Total price for Lamar Bancshares, Inc. based on: (i) a per share closing price of $34.900 for the common stock of MidSouth Bancorp, Inc., as of June 9, 2004; and, (ii) total transaction value equaling the sum of (a) the issuance of a number of shares of MidSouth Bancorp, Inc. Common Stock equal to $12,556,351 divided by $34 and (b) $10,494,000 in cash in exchange for all of the shares of Lamar Bancshares, Inc. common stock.

      Common Stock Indexed Price Multiples: The Bank Advisory Group also considered transaction values for profitable banking organizations acquired by publicly-traded banking organizations. Specifically, The Bank Advisory Group utilized profitable United States banking organizations acquired by publicly-traded banking organizations from January 2002 through year-to-date 2004, reporting total assets under $500 million, and where the form of consideration consisted of 100% common stock or a mixture of common stock and cash, and for which both price data and related financial information are publicly-available. The Bank Advisory Group termed these banking organizations the “Indexed Peer Group.”

     In order to derive indexed price multiples for the Indexed Peer Group, The Bank Advisory Group compared the price multiples calculated for each transaction value at the date of announcement relative to the market price multiples for the common stock of the relevant acquirer at the month-end prior to announcement date. Additionally, The Bank Advisory Group compared the price-to-assets index calculated for each transaction value at the date of announcement relative to the market price-to-assets index for the common stock of the relevant acquirer at the month-end prior to announcement date. The Bank Advisory Group then compared the average of the indexed price multiples and price-to-assets index for the Indexed Peer Group, segmented into quartiles by the indexed price-to-assets index, in relation to the indexed price multiples and price-to-assets index computed for the transaction value attributable to Lamar Bancshares, Inc. in connection with the merger, using the market price multiples for MidSouth Bancorp, Inc. common stock.

     The comparative analysis revealed that the transaction value resulted in a price-to-core equity multiple of

1.71x for Lamar Bancshares, Inc., versus the 2.44x and 2.34x averages for the second and third quartiles of the Indexed Peer Group, and the 2.36x average for the entire Indexed Peer Group. Additionally, the comparative analysis revealed that the transaction value resulted in a price-to-earnings multiple of 17.89x for Lamar Bancshares, versus the 23.44x and 24.77x averages for the second and third quartiles of the Indexed Peer Group, and the 23.80x average for the entire Indexed Peer Group. Moreover, the comparative analysis revealed that the transaction value resulted in a price-to-assets index of 20.17 for Lamar Bancshares, Inc., versus the 21.67 and 20.95 averages for the second and third quartiles of the Indexed Peer Group, and the 21.04 average for the Indexed Peer Group. However, when the 20.17 price-to-assets index is compared relative to the 24.63 price-to-assets index for MidSouth Bancorp, Inc. common stock as of June 9, 2004, the transaction value equated to an indexed price-to-assets index of 81.9%, versus the 105.2% and 128.3% averages for the second and third quartiles of the Indexed Peer Group, and the 109.7% average for the entire Indexed Peer Group.

     The price-to-core equity transaction index of at 81.9% for Lamar Bancshares, Inc. is substantially lower than the averages computed for the Indexed Peer Group. However, that disparity is reasonable, and to be expected, when giving consideration to Lamar Bancshares, Inc.’s substantially higher core equity-to-assets ratio of 10.70% (as of December 31, 2003) in comparison with the 8.91% average for the Indexed Peer Group; and, giving consideration that the 3.28x price-to-book value multiple of MidSouth Bancorp, Inc. as of June 9, 2004 substantially exceeded the 2.16x average for the Indexed Peer Group. In brief terms, it generally follows that the higher the core equity-to-assets ratio, the lower the price-to-core equity multiple. That relationship holds true in the case of Lamar Bancshares, both in terms of the stated price-to-core equity and the indexed price-to-core equity transaction index at the transaction value. Furthermore, although the first quartile of the Indexed Peer Group reported the highest price-to-book value multiple (2.91x) and the MidSouth Bancorp, Inc. price-to-book value multiple of 3.28x exceeded the average for the first quartile of the Indexed Peer Group, the price-to-core equity transaction index of 81.9% for Lamar Bancshares, Inc. substantially exceeded the 72.6% average for the first quartile of the Indexed Peer Group.

The table set forth below summarizes the indexed price multiples analysis, and highlights the Lamar Bancshares, Inc. transaction.

	SELLER						ACQUIRER
				Deal Price Level			Market Price Level			Indexed Price/
	Assets	Core		Price/BV	Price/NI	Price/	Price/BV	Price/NI	Price/	Assets
	(MM)	Equity/Assets	ROA	Multiple	Multiple	Assets	Multiple	Multiple	Assets	Index[2]
Lamar Bancshares[1]	$110	10.70%	1.06%	1.71x	17.89x	20.17	3.28x	17.36x	24.63	81.9%
Indexed Peer (All)	$189	8.91%	1.02%	2.36x	23.80x	21.04	2.16x	16.21x	19.18	109.7%
Indexed Peer (1st Quartile)	$182	8.55%	0.99%	2.50x	24.03x	21.39	2.91x	18.68x	29.48	72.6%
Indexed Peer (2nd Quartile)	$201	8.86%	1.09%	2.44x	23.44x	21.67	2.29x	17.12x	20.59	105.2%
Indexed Peer (3rd Quartile)	$229	8.96%	0.93%	2.34x	24.77x	20.95	1.93x	15.66x	16.33	128.3%
Indexed Peer (4th Quartile)	$140	9.26%	1.05%	2.16x	22.95x	20.01	1.49x	13.39x	11.95	167.5%

1.	Financial data for Lamar Bancshares, Inc. is as of December 31, 2003, with earnings based on four-quarter trailing earnings, and utilizing fully-diluted equity and earnings. Total price, and thus the price multiples and indices, for Lamar Bancshares, Inc. is based on total transaction value of $23,382,725, and a $34.90 closing price per share, as of June 9, 2004, for MidSouth Bancorp, Inc. common stock.

2.	Transaction Price/Assets Index as % of MidSouth Bancorp, Inc. Price/Assets Index.

     Informed Professional Opinion. The summaries set forth above do not purport to be a complete description of the analyses performed by The Bank Advisory Group. The Bank Advisory Group believes that its analyses and the summaries set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses used by The Bank Advisory Group.

     In addition, The Bank Advisory Group may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be The Bank Advisory Group’s view of the actual value of MidSouth Bancorp, Inc. common stock on a post-merger basis. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, The Bank Advisory Group made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of both Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. The analyses performed by The Bank Advisory Group are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared in connection with The Bank Advisory Group’s determination of the fairness of the financial terms of the merger, from a financial point of view, to the shareholders of Lamar Bancshares, Inc. common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by The Bank Advisory Group in certain of its analyses are based on numerous variables and assumptions which are inherently unpredictable and, therefore, not certain to become reality. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

     The Bank Advisory Group is of the belief that its review of, among other things, the aforementioned items, provided a reasonable basis for the issuance of the July 21, 2004 fairness opinion, recognizing that The Bank Advisory Group issued informed professional opinions – not certifications of value. Therefore, based on these analyses, it is the opinion of The Bank Advisory Group that the consideration to be received by the shareholders of Lamar Bancshares, Inc. common stock is fair from a financial point of view.

Conversion of Lamar Bancshares, Inc. Common Stock

     On the date the merger becomes effective, each outstanding share of Lamar Bancshares, Inc. common stock will be converted into:

     (a) a number of shares of MidSouth Bancorp, Inc. common stock equal to $12,556,351 divided by $34, and further divided by the number of shares of Lamar Bancshares, Inc. common stock outstanding on the effective date of the merger; plus

     (b) $10,494,000 cash less (i) the cash amount paid to Lamar Bancshares, Inc. option holders for options cancelled on the closing date of the merger pursuant to the merger agreement (estimated to be approximately $1,246,694, grossed up to factor in a maximum federal income tax rate of 35% and a maximum Louisiana state tax rate of 6%) and (ii) the excess over $200,000 of Lamar Bancshares, Inc.’s legal, accounting and investment banking fees related to the transaction other than those incurred before March 31, 2004, and expensed on Lamar Bancshares, Inc.’s financial statements as of and for the period ending March 31, 2004, plus the amount paid to Lamar Bancshares, Inc. by option holders after the date of the merger agreement in order to exercise any options (estimated to be approximately $0), with the result being divided by the number of shares of Lamar Bancshares, Inc. common stock outstanding on the effective date of the merger.

     If on the closing date of the merger the average closing sales price of MidSouth Bancorp, Inc. common stock on the American Stock Exchange for the ten trading days ending the day before such closing date (“Average Price”) is less than $31.50 per share, MidSouth shall adjust the conversion rate by multiplying the conversion rate by 1.07937. If on the closing date the Average Price exceeds $36.50, the conversion rate shall be adjusted by multiplying the conversion rate by 0.93151. If the Average Price is below $29.00, Lamar Bancshares, Inc., may terminate the merger transaction.

     On the basis of information available as of the date of this proxy statement/prospectus, Lamar Bancshares, Inc., estimates that the cash portion of the merger consideration will be $10,494,000, and that the Lamar common stock per cash consideration will be $47.20. On the basis of the Average Price of MidSouth Bancorp, Inc., common stock for the ten trading days ending August 13, 2004, the stock portion of the merger consideration would be 369,304 shares of MidSouth Bancorp, Inc. common stock for each share of Lamar Bancshares, Inc. common stock. The actual stock conversion ratio will depend on the Average Price of MidSouth Bancorp, Inc., common stock for the 10 day period ending the day before the closing of the merger.

     Instead of issuing any fractional shares of MidSouth Bancorp, Inc. common stock, each shareholder of Lamar Bancshares, Inc. who would otherwise be entitled to a fractional share will receive a cash payment, without interest, equal to the fraction multiplied by the Average Price of a share of MidSouth Bancorp, Inc. common stock.

Effective Date

     A merger agreement will be filed with the Secretaries of State of Louisiana and Texas as soon as practicable after shareholder and regulatory approvals of the merger are obtained and all other conditions to the completion of the merger have been satisfied or waived. The merger will be effective when that agreement has been filed with and recorded by these bodies.

Procedure for Exchanging Certificates

     On the effective date of the merger, each Lamar Bancshares, Inc. shareholder will cease to have any rights as a shareholder of Lamar Bancshares, Inc., and his or her sole rights will be to receive MidSouth Bancorp, Inc. common stock and cash into which his or her shares of Lamar Bancshares, Inc. common stock have been converted pursuant to the merger agreement, and cash for any fractional shares, except for any Lamar Bancshares, Inc. shareholder who exercises statutory dissenters’ rights.

     Promptly after consummation of the merger, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Lamar Bancshares, Inc. common stock for certificates representing shares of MidSouth Bancorp, Inc. common stock and cash, will be mailed to each person who was a shareholder of record of Lamar Bancshares, Inc. on the effective date of the merger. Shareholders are requested not to send in their Lamar Bancshares, Inc. common stock certificates until they have received a letter of transmittal and further written instructions. MidSouth Bancorp, Inc. common stock certificates and cash payments will be sent as promptly as practicable after receipt of a properly completed letter of transmittal accompanied by the appropriate Lamar Bancshares, Inc. common stock certificates.

     MidSouth Bancorp, Inc., at its option, may decline to pay former shareholders of Lamar Bancshares, Inc. who become holders of MidSouth Bancorp, Inc. common stock pursuant to the merger any dividends or other distributions that may have become payable to holders of record of MidSouth Bancorp, Inc. common stock following the effective date until they have surrendered their certificates for Lamar Bancshares, Inc. common stock. Any dividends not paid after one year from the date they first became payable as a result of the delay of a Lamar Bancshares, Inc. shareholder in surrendering his or her certificates will revert in full ownership of such dividends to MidSouth Bancorp, Inc., and MidSouth Bancorp, Inc. will have no further obligation to pay such dividends.

Treatment of Lamar Bancshares, Inc. Stock Options

     Prior to the consummation of the merger, Lamar Bancshares, Inc. will accelerate the exercisability of all previously granted options not currently exercisable. Any Lamar Bancshares, Inc. options not exercised at the effective date of the merger will be cancelled, and holders of such cancelled Lamar options will receive from MidSouth on the day following the closing date of the merger in connection with the cancellation of their options on the closing the following: (a) a cash amount equal to the same consideration (in stock and cash) payable to Lamar shareholders pursuant to the merger agreement, less the exercise price for the cancelled options; plus (b) a cash amount equal to the amount of tax savings that may be realized by MidSouth attributable to the payment made pursuant to item (a) above in this sentence.

Conditions to the Merger

     The respective obligations of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. to complete the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

•	from the date of the merger agreement to the closing of the merger, the representations and warranties set forth in the merger agreement remain true and correct, except for any representation or warranty made as of a specified date, which was true and correct as of such date or except as contemplated or permitted by the merger agreement;

•	the performance of all agreements and covenants required by the merger agreement prior to the closing of the merger;

•	the delivery of certain certificates of the chief executive officers and chief financial officers of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc.;

•	approval of the merger agreement by the shareholders of Lamar Bancshares, Inc.;

•	the receipt of all required regulatory approvals or authorizations, provided that none of such approvals are subject to any conditions that are not reasonably acceptable to either Lamar Bancshares, Inc. or MidSouth Bancorp, Inc.;

•	the absence of any order, decree or injunction that enjoins or prohibits completion of any of the transactions contemplated by the merger agreement;

•	the registration statement of MidSouth Bancorp, Inc. of which this document is a part must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for such purpose shall be pending before or threatened by the SEC;

•	the execution of all documents and all such other action being taken as is necessary to effectuate the merger, along with irrevocable instructions to file the merger agreement with the Louisiana and Texas Secretaries of State; and

•	the receipt of standard legal opinions from counsel for Lamar Bancshares, Inc. and MidSouth Bancorp, Inc.

     There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective when the merger has been recorded by the Louisiana and Texas Secretaries of State as of the time of filing with these bodies. It is currently anticipated that the effective time of the merger will occur during the third quarter of 2004.

     In addition to Lamar Bancshares, Inc. shareholder approval, consummation of the Merger will require the filing of certain documents with the Texas Department of Banking (“TDB”) and the approval of the Board of Governors of the Federal Reserve System. MidSouth Bancorp, Inc. has filed the necessary documents with the TDB and has filed an application seeking the required approval, and MidSouth Bancorp, Inc. expects to receive such approval by August 31, 2004; however, there can be no assurance that the approval will be obtained by that time or at all.

     The obligations of the parties to consummate the merger are also subject to additional conditions that are customary for transactions of this type.

     The companies intend to complete the merger as soon as practicable after all of the conditions to the merger agreement have been met or waived; however, there can be no assurance that the conditions will be satisfied.

Conduct of Business Prior to the Effective Date

     Lamar Bancshares, Inc. has agreed that it will use its best efforts to preserve the possession and control of all of its assets (other than those permitted to be distributed to shareholders before consummation of the merger in accordance with the merger agreement or those consumed or disposed of for value in the ordinary course) and the goodwill of customers and others having business relations with it, and will do nothing knowingly to impair its ability to keep and preserve its business.

     Lamar Bancshares, Inc. has also agreed that it will conduct its business only in the ordinary course consistent with past practices. In addition, except as otherwise provided in the merger agreement, Lamar Bancshares, Inc. has agreed that it will not, whether or not in the ordinary course, without the prior consent of MidSouth Bancorp, Inc.’s chief executive officer or his designee:

•	cause or permit a breach of any of its merger agreement covenants or cause or permit any of its merger agreement representations or warranties to become untrue;

•	except as set forth below declare, pay or make any dividend or distribution on, or reclassify or acquire, or issue (except upon exercise of options outstanding on the date of the merger agreement) or sell any additional shares of or any securities or obligations convertible into or exchangeable for, its common stock, with certain exceptions set forth in the merger agreement;

•	amend its articles of incorporation or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors or officers, with certain exceptions set forth in the merger agreement, or fail to maintain its books and records in the usual manner on a basis consistent with past practices;

•	place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those permitted under the merger agreement, or, other than in the ordinary course of business consistent with past practices, or as disclosed pursuant to the merger agreement, cancel any material indebtedness to it or any material claims which it may have had, or waive any right of substantial value or discharge or satisfy any material non-current liability;

•	enter into any new line of business or merge or consolidate with another entity, or sell or otherwise dispose of a substantial part of its assets, or sell or dispose of any of its assets, with certain exceptions set forth in the merger agreement;

•	violate in any material respect any order, writ, injunction, decree, statute, rule or regulation of any governmental body;

•	fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (and/or accruable for all periods or portions of periods up to the effective date of the merger) to any taxing authority, with certain exceptions set forth in the merger agreement;

•	acquire investment securities having an aggregate market value greater than $100,000 or that are less than investment grade;

•	charge off (except as may otherwise be required by law or by regulatory authorities or by generally accepted accounting principles consistently applied) any loans, discounts or financing leases, or make or enter into any commitments to make any loans, discounts or financing leases, which varies materially from its written credit policies or exceeds $25,000;

•	issue or deliver any Lamar Bancshares, Inc. stock certificate to replace any certificate claimed to be lost, destroyed or stolen without requiring an indemnity agreement and a bond from a solvent insurance company, in favor of MidSouth Bancorp and Lamar Bancshares, Inc. and their respective transfer agents against any loss resulting from the issuance or delivery of such replacement certificate;

•	reduce its reserve for loan losses below the amount recorded on its financial statements at March 31, 2004;

•	except as provided in the merger agreement, increase the salary or any of its employees, increase fees to any of its directors, or pay any bonus to any of its employees or directors, or enter into any transaction other than normal banking transactions with any director, officer or affiliate, with certain exceptions set forth in the merger agreement; or

•	commit to do any of the foregoing.

     Notwithstanding the prohibition on dividends or distributions referred to above under the terms of the merger agreement, Lamar Bancshares, Inc. may declare and pay certain distributions, including a distribution of all of its rights and related liabilities with respect to its product known as “eStatement” provided that after such dividend MidSouth Bancorp, Inc. has no obligation or liability whatsoever with respect to eStatement or related activities. In order to distribute this interest, Lamar Bank will, subject to regulatory approval, establish a subsidiary known as “eStatement Assets, LLC.” Lamar Bank will assign patent application No. 9/745.262 and all other rights, interests and liabilities that it has with respect to the eStatement product to the LLC and will contribute the rights and liabilities associated with the “eStatement” product will be contributed to the LLC, as authorized by the Lamar Bank Board of Directors. Once the transfer is authorized, Lamar Bank will distribute all of its interest in the LLC to the sole shareholder of Lamar Bank, (i.e., Lamar Delaware Financial Corporation), which in turn will distribute the same to its sole shareholder Lamar Bancshares, Inc., which will then distribute such interest, pro rata, to its shareholders. Each Lamar Bancshares, Inc. shareholder will receive .0815 units of the LLC for each share of Lamar Bancshares, Inc. that the shareholder owns.

     In addition, both Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. have agreed to cooperate with one another and use their best efforts to satisfy all requirements or law for, and all conditions in the merger agreement to, the consummation of the merger, and to effect the merger at the earliest practicable date.

     Lamar Bancshares, Inc. has further agreed that it will not solicit, initiate, encourage or knowingly facilitate any inquiry or the making of any proposal relating to an acquisition transaction or a potential acquisition transaction involving it. Lamar Bancshares, Inc. will use its best efforts to inform promptly its directors, officers, key employees, agents, and other representatives of the foregoing prohibitions.

     Lamar Bancshares, Inc. and its Board of Directors may have discussions and negotiations and furnish information to another party in reference to an unsolicited written acquisition proposal if the Board of Directors determines in good faith, after receipt of advice from its outside counsel, that the proposal could result in a superior proposal. Prior to providing any information to the other party, Lamar Bancshares, Inc.’s Board of Directors must notify MidSouth Bancorp, Inc. of the proposal and receive an appropriate confidentiality agreement from the other party.

Regulatory Approvals

     Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities.

     The merger is subject to the prior approval of the Federal Reserve Board under Section 18(c) of the Bank Merger Act, 12 U.S.C. § 1828(c). The Federal Reserve Board may not approve the merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

     Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the United States Department of Justice, the waiting period may be reduced to 15 days.

Representations and Warranties of the Parties

     Pursuant to the merger agreement, Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. The representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “Conditions to the Merger.”

Waiver, Amendment and Termination

     The parties may waive in writing any of the conditions to their respective obligations to consummate the merger, other than the receipt of necessary regulatory and shareholder approvals. The merger agreement, including all related agreements, may also be amended or modified at any time, before or after its approval by the shareholders of Lamar Bancshares, Inc., by mutual agreement, except that any amendment made after shareholder approval may not alter the amount or type of consideration into which Lamar Bancshares, Inc. common stock will be converted without the additional approval of shareholders.

     The merger agreement may be terminated at any time prior to the effective date by mutual consent, or by either of the companies:

•	in the event of a material breach by the other party of any representation, warranty or covenant in the merger agreement that cannot be cured by the earlier of (i) 10 days after written notice of such breach is delivered to the breaching party, (ii) the effective date and time specified in the merger documents filed with the Secretaries or State of Louisiana and Texas, or (iii) January 3, 2005;

•	if (i) all conditions to closing set forth in the merger agreement have not been met or waived by January 3, 2005, or (ii) any such conditions cannot be met by such date and has not been waived by the party in whose favor it runs, or (iii) the merger has not occurred by such date;

•	if (i) the merger agreement is disapproved by the shareholders of Lamar Bancshares, Inc., or (ii) any agency whose approval is required for the merger denies any application for such approval or notifies such party that it intends to impose conditions to its approval that are not reasonably acceptable to such party; or

•	on the basis of certain other grounds specified in the merger agreement.

     The board of directors of MidSouth Bancorp, Inc. may terminate the merger agreement if Lamar Bancshares’s board of directors resolves to withdraw, modify or change its recommendation to Lamar Bancshares’s shareholders of the merger agreement, or recommends any acquisition of Lamar Bancshares, Inc. other than the merger.

     If Lamar Bancshares, Inc.’s Board of Directors determines that another proposal is superior to the merger because it is more favorable to Lamar Bancshares, Inc.’s shareholders from a financial point of view than the proposed merger, it may terminate the merger agreement subject to MidSouth Bancorp, Inc.’s right of first refusal to submit a revised acquisition proposal on terms not less favorable to Lamar Bancshares, Inc. than the terms of the superior proposal. MidSouth Bancorp, Inc. will have the right to exercise its right of first refusal within five business days after receipt of notice of the superior proposal from Lamar Bancshares, Inc.

Effect of Termination

     If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that the following provisions of the agreement will survive:

•	a breaching party will not be relieved from any liability arising out of an intentional breach of any representation, warranty or covenant in the merger agreement prior to the termination date, unless such breach was required by law or by a bank or bank holding company regulatory authority;

•	each party will remain liable for any subsequent breach of any provision that survives termination of the merger agreement; and

•	if the merger agreement is terminated for reasons other than as a result of mutual abandonment, a breach of a representation or warranty by MidSouth Bancorp, Inc., or a denial of regulatory approval, and Lamar Bancshares, Inc. accepts any written acquisition proposal as set forth in the merger agreement within nine months of the date of termination, then at the time of such acceptance Lamar Bancshares, Inc. shall pay to MidSouth Bancorp, Inc. a termination fee of $700,000; and if the merger agreement is terminated and Lamar Bancshares, Inc. accepts any acquisition proposal as set forth in the merger agreement after such nine-month period but within two years of the date of termination, then at the time of such acceptance Lamar Bancshares, Inc. shall pay to MidSouth Bancorp, Inc. a termination fee of $400,000.

Financial Interests of Lamar Bancshares, Inc.’s Directors and Executive Officers in the Merger

     You should be aware that the directors and executive officers of Lamar Bancshares, Inc. have financial interests in the merger that are somewhat different from the interests of Lamar Bancshares, Inc. shareholders generally. These interests may cause some of these persons to view the proposed transaction differently than you view it.

     Indemnification and Insurance. MidSouth Bancorp, Inc. has agreed to indemnify and hold harmless Lamar Bancshares, Inc. and its directors and officers against any claims, and any related losses, that arise out of or are based upon an untrue statement or omission of a material fact made in this proxy statement/prospectus or the registration statement. MidSouth Bancorp, Inc. will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such claims; provided, that MidSouth Bancorp, Inc. will not be liable to the extent that any such claim arises out of or is based upon any such untrue statement or omission made in reliance on information furnished to MidSouth Bancorp, Inc. by Lamar Bancshares, Inc. or, with respect to any indemnified person, by that person.

     Acceleration of Exercisability of Options. Prior to the consummation of the merger, Lamar Bancshares, Inc. will accelerate the exercisability of all previously granted Lamar Bancshares, Inc. stock options. Any options not exercised at the effective date of the merger will be cancelled, and the holders of such cancelled options will receive from MidSouth Bancorp, Inc., the consideration set forth in the merger agreement. See “The Merger Agreement – Treatment of Lamar Bancshares, Inc. Stock Options.”

     Employment Agreements. At closing, MidSouth Bancorp, Inc. will enter into employment agreements with Lonnie Weir, Ron Reed, Tim Zajonc, Travis Riley, David McCrady, Wilma Pace, Linda Ott Reed, Jason Riley, Carole Malmberg, Linda Allen and David Locke, officers and, in the cases of Messrs. Weir and Reed, directors of the Bank. . The agreement with Mr. Weir will have a one-year term beginning on the effective date of the merger, provide for an annual salary of $134,013, and under certain circumstances would restrict him from competing with MidSouth Bancorp, Inc. for one year after termination; the agreement would be followed by a consulting agreement as agreed upon by MidSouth Bancorp, Inc

     The agreement with Ron Reed will have a term beginning on the effective date of the merger and ending five years later, subject to renewal, will provide for an annual salary of $140,000, plus additional potential performance bonuses, and under certain circumstances would restrict Mr. Reed from competing with MidSouth Bancorp, Inc. for two years in the Counties of Jefferson, Brazos, and Montgomery if his employment were to terminate during this period.

     The other agreements will have a one-year term beginning on the closing date of the merger, provide for an annual salary ranging from $31,000 to $90,000 and under certain circumstances would restrict each employee from competing with MidSouth Bancorp, Inc. for one year if his employment were to terminate during this period.

     MidSouth Bancorp, Inc., Board of Directors. MidSouth Bancorp, Inc. will cause to be appointed to its board of directors, to take office immediately after the effective date of the merger, the following persons for the following terms: Lonnie Weir for a term ending at MidSouth, Inc.,’s 2005 annual stockholders meeting, Ron Reed for a term ending at MidSouth’s 2006 annual stockholders meeting, and Joe Tortorice, Jr. for a term ending at MidSouth’s 2007 annual stockholders meeting.

Expenses

     The merger agreement provides generally that expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be borne by the party that has incurred them.

Accounting Treatment

     MidSouth Bancorp, Inc. will account for the merger using the purchase method of accounting. Under this accounting method, MidSouth Bancorp, Inc. would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of Lamar Bancshares, Inc. over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on information as of March 31, 2004, management of MidSouth Bancorp, Inc. estimates that the total merger consideration (including issuance of common stock and payments for cancelled stock options) will be approximately $23 million. Using information as of March 31, 2004, estimated goodwill and other intangibles would total approximately $10 million. MidSouth Bancorp, Inc.’s reported income would include the operations of

Lamar Bancshares, Inc. after the merger. Financial statements of MidSouth Bancorp, Inc. after completion of the merger would reflect the impact of the merger with Lamar Bancshares, Inc. Financial statements of MidSouth Bancorp, Inc. issued before completion of the merger would not be restated retroactively to reflect Lamar Bancshares, Inc.’s historical financial position or results of operation.

Status Under Federal Securities Laws; Restrictions on Resales

     The shares of MidSouth Bancorp, Inc. common stock to be issued pursuant to the merger agreement have been registered under the Securities Act of 1933, allowing those shares to be freely traded without restriction by persons who will not be “affiliates” of MidSouth Bancorp, Inc. or who were not “affiliates” of Lamar Bancshares, as that term is defined in Rule 405 under the Securities Act of 1933.

     Directors and certain officers of Lamar Bancshares, Inc. may be deemed to be “affiliates” of Lamar Bancshares, Inc. These people will not be able to resell the MidSouth Bancorp, Inc. common stock received by them unless such stock is registered for resale under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933 is available. All affiliates are required under federal securities laws not to sell shares of MidSouth Bancorp, Inc. common stock received by them in violation of the Securities Act of 1933 and the rules and regulations thereunder.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences to holders of Lamar Bancshares, Inc. common stock resulting from the merger. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

     This discussion assumes that you hold your shares of Lamar Bancshares, Inc. common stock as capital assets and does not address the state tax consequences or the consequences that may be relevant if you receive special treatment under some United States federal income tax laws. Shareholders receiving this special treatment include but are not limited to:

•	Foreign persons;

•	Financial institutions;

•	Tax-exempt organizations;

•	Insurance companies;

•	Mutual funds;

•	Traders in securities that elect mark-to-market;

•	Dealers in securities or foreign currencies;

•	Persons who received their Lamar Bancshares, Inc. common stock through the exercise of employee stock options or otherwise as compensation;

•	Persons who have a functional currency other than the U.S. dollar; and

•	Persons who hold shares of Lamar Bancshares, Inc. common stock as part of a hedge, straddle or conversion transaction.

Treatment of Merger

     (a) The merger qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code, and Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

     (b) No gain or loss will be recognized by Lamar Bancshares, Inc. or MidSouth Bancorp, Inc., as a result of the merger.

     (c) A shareholder of Lamar Bancshares, Inc. who receives both MidSouth Bancorp, Inc. common stock and cash consideration in exchange for all of his or her shares of Lamar Bancshares, Inc. common stock generally will recognize gain, but not loss, to the extent of the lesser of:

     (1) the excess, if any, of:

     (a) the sum of the aggregate fair market value of the cash and MidSouth Bancorp, Inc. common stock received, over

     (b) the shareholder’s tax basis in Lamar Bancshares, Inc. common stock; and

     (2) the amount of cash received;

     (d) The aggregated tax basis of the MidSouth Bancorp, Inc. common stock received by shareholders of Lamar Bancshares, Inc. who exchange all of their Lamar Bancshares, Inc. common stock in the merger will equal such shareholder’s aggregate tax basis in the shares of Lamar Bancshares, Inc. common stock being exchanged, reduced by any amount allocable to a fractioned share interest of MidSouth Bancorp, Inc. common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any recognized by such shareholder in the merger.

     (e) The holding period of the shares of MidSouth Bancorp, Inc. common stock received in the merger will include the period during which the shares of Lamar Bancshares, Inc. common stock surrendered in exchange therefor were held, provided such shares of Lamar Bancshares, Inc. common stock were held as capital assets at the effective time of the merger.

     On April 30, 2004, the Internal Revenue Service issued proposed treasury regulations that would permit a stockholder that acquired different blocks of Lamar Bancshares, Inc. common stock at different times and at different prices to determine their tax basis and holding period of the shares of MidSouth Bancorp, Inc. common stock they receive in the merger separately with reference to each block of Lamar Bancshares, Inc. common stock exchanged therefore.

     If you acquired different blocks of Lamar Bancshares, Inc. common stock at different times and at different prices, you will be provided the option to specify, by certificate number, which shares of Lamar Bancshares, Inc. common stock that will be treated as exchanged for the shares of MidSouth Bancorp, Inc. common stock that you receive and which shares of Lamar Bancshares, Inc. common stock that will be treated as exchanged for the cash that you receive, subject to the right of MidSouth Bancorp, Inc. to limit the total amount of shares of MidSouth Bancorp, Inc. common stock and cash you will receive for your shares of Lamar Bancshares, Inc. common stock. Remaining blocks of Lamar Bancshares, Inc. common stock not specifically allocated by you to cash or to MidSouth Bancorp, Inc. common stock will be allocated pro rata between the remaining amount of MidSouth Bancorp, Inc. common stock and cash that you receive in exchange for your shares of Lamar Bancshares, Inc. common stock. You are urged to consult with your tax advisor with respect to whether you should specify which of your shares of Lamar Bancshares, Inc. common stock are exchanged for MidSouth Bancorp, Inc. common stock and which are exchanged for cash, and with respect to the possible application of the proposed regulations to you in your particular circumstances.

Dissenters

     A holder of Lamar Bancshares, Inc. common stock who exercises dissenters’ rights in connection with the merger generally will recognize capital gain or loss (assuming the common stock is held as a capital asset) equal to the difference, if any, between the dissenting holder’s tax basis in the Lamar Bancshares, Inc. common stock exchanged and the amount of cash received in exchange therefor.

Possible Treatment of Gain as a Dividend

     If the cash you receive in the merger has the effect of the distribution of a dividend for United States federal income tax purposes, the gain you recognize generally will be treated as dividend income. If you are an individual, your dividend income generally will be subject to tax at long-term capital gains rates, provided that certain holding period and other requirements are satisfied.

     For purposes of determining whether any gain recognized in the merger will be treated as capital gain or dividend income, if you exchange your Lamar Bancshares, Inc. common stock for a combination of MidSouth Bancorp, Inc. common stock and cash, then you will be treated as if you first exchanged all of your shares of Lamar Bancshares, Inc. common stock solely for MidSouth Bancorp, Inc. common stock and then MidSouth Bancorp, Inc. immediately redeemed a portion of that common stock in exchange for the cash that you actually received. Gain recognized in this deemed redemption will be treated as capital gain if the deemed redemption results in a “meaningful reduction” in your deemed percentage stock ownership in MidSouth Bancorp, Inc. For this purpose, your stock ownership will include stock that you own constructively under Section 318 of the Code. The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control over corporate affairs is generally treated as having had a “meaningful reduction” if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder’s actual and constructive ownership before and after the deemed redemption. Accordingly, in most circumstances, gain you recognize if you exchange your shares of Lamar Bancshares, Inc. common stock for a combination of MidSouth Bancorp, Inc. common stock and cash will be capital gain.

Tax Basis and Holding Period

     Your tax basis in the MidSouth Bancorp, Inc. common stock received in the merger will equal your tax basis in the Lamar Bancshares, Inc. common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger, and decreased by the amount of cash, if any, received in the merger (excluding any cash received in lieu of a fractional share interest). Your holding period in the shares of MidSouth Bancorp, Inc. common stock received in the merger generally will include your holding period for the shares of Lamar Bancshares, Inc. common stock exchanged therefore. If you have differing bases of holding periods in respect of your shares of Lamar Bancshares, Inc. common stock, you should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of MidSouth Bancorp, Inc. common stock received in the merger.

Cash Received in Lieu of Fractional Shares

     If you receive cash in lieu of a fractional share of MidSouth Bancorp, Inc. common stock, you will recognize capital gain or loss equal to the difference between the amount of cash you receive and the portion of your tax basis allocable to the fractional share. Such gain or loss will be long-term capital gain or loss for United States federal income tax if you have held your shares of Lamar Bancshares, Inc. common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual is generally subject to a maximum United States federal income tax rate of 15%.

Backup Withholding

     Unless you comply with certain reporting or certification procedures or are an “exempt recipient” (in general, corporations and certain other entities), your may be subject to a backup withholding tax of 28% with respect to any cash payments received in the merger. Foreign shareholders should consult their tax advisors with respect to the application of withholding rules to any cash payments received in the merger.

Reporting Requirements

     If you receive any shares of MidSouth Bancorp, Inc. common stock pursuant to the merger, you will be required under Section 1.368-3 of the Treasury Regulations to attach to your federal income tax return for the taxable year in which the merger occurs, a complete statement of all facts pertinent to the non-recognition of any gain or loss in the merger. This statement should include a statement as to your cost or other tax basis of the Lamar Bancshares, Inc. common stock you exchanged in the merger, and the amount of the cash and a description of the shares of MidSouth Bancorp, Inc. common stock you received in exchange for your shares of Lamar Bancshares, Inc. common stock pursuant to the merger. You should consult your tax advisor regarding the disclosure requirements and how they apply to you in your particular circumstances.

     AS A RESULT OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, WE RECOMMEND THAT YOU CONSULT YOUR PERSONAL TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU.

DISSENTERS’ RIGHTS

     If you were a stockholder of Lamar Bancshares, Inc. as of the record date, you may exercise dissenters’ rights in connection with the merger by complying with Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act.

     By exercising dissenters’ rights, you will be entitled to receive, if the merger is completed, the “fair value” of your shares of Lamar Bancshares, Inc. common stock as of the day immediately prior to the date of the meeting. As defined by Texas law, “fair value” excludes any appreciation or depreciation in anticipation of the proposed merger. This value may differ from the value of the consideration that you would otherwise receive in the merger. The following is a summary of the statutory procedures that you must follow if you elect to exercise your dissenters’ rights under the Texas Business Corporation Act. This summary is not complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act.

     How to exercise and perfect your right to dissent. In order to be eligible to exercise your right to dissent from the merger and to receive, upon compliance with the statutory requirements summarized below, the fair value of your shares of Lamar Bancshares, Inc. common stock as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the merger, you must:

•	before the meeting, provide Lamar Bancshares, Inc. with a written objection to the merger that states that you intend to exercise your right to dissent if the merger is completed and that provides an address to which a notice about the outcome of the vote on the merger may be sent;

•	not vote your shares of Lamar Bancshares, Inc. common stock in favor of the merger agreement;

•	address any written objection with notice of intent to exercise the right of dissent, as follows: Lamar Bancshares, Inc., 555 N. Dowlen, Beaumont, Texas 77706, Attn: Corporate Secretary; and

•	sign every communication.

     In order to exercise properly your dissenters’ rights, you must refrain from voting by proxy or in person in favor of the merger agreement. A stockholder who signs and returns an unmarked proxy card will have his or her shares voted “FOR” the merger agreement and, as a consequence of that action, such stockholder will be foreclosed from exercising rights as a dissenting stockholder.

     Your demand for payment. If you comply with the items described above and the merger is completed, MidSouth Bancorp, Inc. will within 10 days of the completion of the merger deliver or mail to all holders of Lamar Bancshares, Inc. common stock who satisfied the above requirements a written notice that the merger has been completed. You must, within 10 days of the date the notice was sent to you by MidSouth Bancorp, Inc., send a written demand to MidSouth Bancorp, Inc. for payment of the fair value of your shares of Lamar Bancshares, Inc. common stock. Such written demand must state the number of the shares that you owned as of the record date and your estimate of the fair value of the shares. The fair value of your shares of Lamar Bancshares, Inc. common stock will be the value of the shares on the day immediately preceding the meeting, without regard to any appreciation or depreciation in anticipation of the merger.

     Lamar Bancshares, Inc. Shareholders considering seeking appraisal should be aware that the fair value of their shares as determined under Texas law could be more than, the same as, or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Shareholders also should be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under the Texas Business Corporation Act.

     If you should fail to make such a demand within the 10 day period, you will lose the right to dissent and will be bound by the terms of the merger agreement. In order to present your dissenters’ rights, you must also submit your stock certificates to MidSouth Bancorp, Inc. within 20 days of making a demand for payment with a notation on your stock certificates that such demand has been made. The failure to do so will, at MidSouth Bancorp, Inc.’s option, terminate your rights to dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise. Any notice addressed to MidSouth Bancorp, Inc. must be addressed to:

MidSouth Bancorp, Inc.
Attn: Corporate Secretary
102 Versailles Boulevard
Lafayette, Louisiana 70501

     Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their broker to determine appropriate procedures for the making of a demand for appraisal by such nominee.

     MidSouth Bancorp, Inc.’s action upon receipt of your demand for payment. Within 20 days of receiving your written demand for payment and estimate of the fair value of your shares of Lamar Bancshares, Inc. common stock. MidSouth Bancorp, Inc. must mail or deliver to you a written notice that either:

•	accepts the amount declared in the written demand and agrees to pay that amount within 90 days after the effective time of the merger and upon surrender of the certificate representing your shares of Lamar Bancshares, Inc. common stock; or

•	states MidSouth Bancorp, Inc.’s estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective time of the merger and upon surrender of the certificate representing your shares of Lamar Bancshares, Inc. common stock and upon receipt of notice within 60- days after the completion of the merger that you agree to accept MidSouth Bancorp, Inc.’s estimate.

     Payment of the fair value of your shares of Lamar Bancshares, Inc. common stock upon agreement of an estimate. If you and MidSouth Bancorp, Inc. agree upon the fair value of your shares of Lamar Bancshares, Inc. common stock within 60 days after completion of the merger, MidSouth Bancorp, Inc. will pay the amount of the agreed value to you upon receipt of your duly endorsed share certificates within 90 days of the completion of the merger. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

     Commencement of legal proceedings if a demand for payment remains unsettled. If you and MidSouth Bancorp, Inc. have not agreed upon the fair value of your shares of Lamar Bancshares, Inc. common stock within the 60-day period immediately subsequent to the completion of the merger, then either you or MidSouth Bancorp, Inc. may, within 60 days of the expiration of the 60-day period after the effective time of the merger, file a petition in any court of competent jurisdiction in Beaumont, Texas, asking for a finding and determination of the fair value of the shares. If filed by a stockholder, service of the petition must be made upon MidSouth Bancorp, Inc. as the surviving corporation, and MidSouth Bancorp, Inc. must, within 10 days after service, file with the clerk of the court a list with the names and addresses of all stockholders who have demanded payment and not reached agreement as to the fair value. If filed by MidSouth Bancorp, Inc., the petition must be accompanied by such a list. The clerk of court is to give notice to MidSouth Bancorp, Inc. and all stockholders named on the list of the time and place fixed for the hearing of the petition. After the hearing of the petition, the court will determine the stockholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court will appoint one or more qualified appraisers to determine the fair value.

     The appraisers may examine the books and records of Lamar Bancshares, Inc. and will provide interested parties a reasonable opportunity to submit pertinent evidence. The appraisers will make a determination of the fair value upon such examination as they deem proper. The appraisers will file a report of the value in the office of the clerk of court, notice of which will be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court will adjudge the fair value of the shares of the stockholders entitled to payment for their shares and will direct the payment thereof by MidSouth Bancorp, Inc., as the surviving corporation, together with interest, which will begin to accrue 91 days after the effective time of the merger. However, the judgment will be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon MidSouth Bancorp, Inc.’s payment of the judgment, you will cease to have any interest in the shares. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys’ fees. Any shareholder who had demanded payment for such holder’s shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. After a demand has been withdrawn, the shareholder and all persons claiming under the stockholder will be conclusively presumed to have approved the merger agreement and will be bound by its terms.

     Failure to follow the steps required by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act for perfecting appraisal rights may result in the loss of appraisal rights, in which event a Lamar Bancshares, Inc. shareholder will be entitled to receive the consideration with respect to his, her or its dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, if you are a Lamar Bancshares, Inc. shareholder and are considering exercising your appraisal rights under the Texas Business Corporation Act, you should consult your own legal advisor.

     INFORMATION ABOUT LAMAR BANK AND LAMAR BANCSHARES, INC.

     Lamar Bank was organized by local Beaumont, Texas businessmen who recognized a need for banking facilities in south Beaumont, and it opened for business in August 1959. The past president of First National Bank of Beaumont, Paul Tullos, was named as the first president of Lamar Bank. Richard Cobb succeeded Tullos in 1962. In 1966, Lonnie Weir was elected as president and CEO of Lamar Bank, was later named Chairman of the Board in 1986, and still serves as Chairman of the Board today. Ron Reed was elected President of Lamar Bank in 1999, and was elected to the position of CEO in 2001.

     Lamar Bancshares, Inc. was formed in 1983, and Lamar Bank’s name was changed from Lamar State Bank to Lamar Bank. Lamar Bank currently has three full service locations in Beaumont, Texas, one in Vidor, Texas, and recently opened branches in College Station, Texas in November 2001 and Conroe, Texas in May 2002. In 1996, the home office designation for Lamar Bank and Lamar Bancshares, Inc. officially became 555 N. Dowlen Road, Beaumont, Texas 77706.

     Lamar Delaware Financial Corporation, a Delaware corporation, was founded on March 25, 1992. Other than owning 100% of the stock of Lamar Bank, Lamar Delaware Financial Corporation conducts no activities.

BENEFICIAL OWNERSHIP OF LAMAR BANCSHARES, INC. COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Lamar Bancshares, Inc.’s common stock as of June 18, 2004, by (i) each person known by Lamar Bancshares, Inc. to be the beneficial owner of more than 5% of the outstanding shares of common stock of Lamar Bancshares, Inc.; (ii) each director of Lamar Bancshares, Inc.; and (iii) all directors and executive officers of Lamar Bancshares, Inc., as a group.

Lamar Bancshares, Inc. – Directors and Insiders Beneficial Stock Ownership
June 18, 2004

		Number	Percent
Name	Position with Bank	of Shares	of Stock
William R. Miller William R. and Carolyn Miller	Director	13,274	5.94%
Carlo Busceme, Jr. Charlene and Carlo Busceme Jr. JTWROS	Director	3,900	1.75%
Carl Peter Johnsen II	Director	9,839	4.41%
J. Hoke Peacock II	Director	16,241	7.27%
John A. Raney, Jr.	Director	5,948	2.66%
Ron D. Reed	President and C.E.O.	3,500	1.57%
William Jack Tinkle (Will)	Director	5,769	2.58%
Joe V. Tortorice, Jr.	Director Vice-Chairman	21,481	7.62%
Gene A. Van Meter	Director
Gene A. Van Meter		14,812
Mr. & Mrs. Gene A. Van Meter		7,188

		22,000	9.85%
Lonnie C. Weir	Chairman of the Board	3,755	1.68%
Tim Zajonc	Executive Vice President	5,400	2.42%

		111,107	49.75%

SELECTED HISTORICAL FINANCIAL DATA OF LAMAR BANCSHARES, INC.

     Selected financial data with respect to each of the years in the five-year period ended December 31, 2003, and the three months ended March 31, 2004 and 2003 is set forth below. The information for the three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001 has been derived from the consolidated financial statements of Lamar Bancshares, Inc. and subsidiaries included elsewhere herein.

	At or For
	Three Months		At or For
	Ended March 31,		Year Ended December 31,
(in thousands, except per share
data and ratios)	2004	2003	2003	2002	2001	2000	1999
Summary of Income Data:
Total interest income	$1,448	$1,550	$6,195	$6,564	$7,247	$7,034	$5,987
Total interest expense	256	323	1,280	1,652	2,826	2,637	1,758
Net interest income	1,192	1,227	4,915	4,912	4,421	4,397	4,229
Provision for loan losses	23	42	277	202	149	236	197
Non-interest income	577	624	2,681	2,504	2,149	1,882	1,525
Non-interest expense	1,347	1,196	5,399	5,227	4,651	4,451	3,518
Income (loss) before securities gains or losses, extraordinary items and income taxes	399	613	1,920	1,987	1,770	1,592	2,039
Income tax expense	—	—	—	—	—	504	766
Net income (loss) net of income tax expense	399	613	1,920	1,987	1,770	1,088	1,273
Extraordinary items	—	—	—	—	—	—	—
Securities gains (losses)	56	—	—	193	-13	-41	102
Net income (loss)	455	613	1,920	2,180	1,757	1,047	1,375
Per Share Income Data:
Earnings per common share	$2.22	$2.96	$8.86	$10.66	$8.64	$5.15	$6.38
Cash dividends declared	$2.00	$2.18	$9.05	$9.26	$8.54	$6.36	$6.00
Book value per share	$58.22	$58.92	$56.99	$58.47	$56.94	$55.90	$56.30
Common shares outstanding at end of period	222,339	208,594	216,564	204,474	203,374	203,374	215,571
Selected Balance Sheet Data:
Total assets	$112,459	$108,680	$116,112	$110,286	$113,443	$110,538	$97,968
Securities available for sale	21,006	23,658	20,670	24,103	10,727	10,024	12,373
Investment securities held to maturity	—	—	—	—	15,597	17,789	19,208
Loans, net of allowance for loan losses	74,701	69,040	75,596	70,506	68,062	65,390	54,976
Reserve for loan losses	946	852	963	832	766	734	613
Deposits	98,736	95,743	102,962	97,544	101,207	93,384	85,410
Other liabilities	778	648	807	787	657	785	422
Shareholders’ equity	12,945	12,290	12,342	11,955	11,579	11,369	12,137
Performance Ratios:
Return on average shareholders’ equity	14.4%	20.2%	15.8%	18.5%	15.3%	8.9%	11.1%
Return on average assets	1.6%	2.2%	1.7%	1.9%	1.6%	1.0%	1.4%
Net interest rate margin	82.3%	79.2%	79.3%	74.8%	61.0%	62.5%	70.6%
Average shareholders’ equity to average assets	11.1%	11.1%	10.7%	10.5%	10.2%	11.3%	12.8%
Efficiency ratio (non-interest expense to net interest income and non-interest income)	76.1%	64.6%	71.1%	68.7%	70.9%	71.4%	60.1%

LAMAR BANCSHARES, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS

     Lamar Bancshares, Inc. is a one-bank holding company that conducts substantially all of its business through its wholly-owned subsidiary, Lamar Delaware Financial Corporation (also a one-bank holding company) and its wholly-owned subsidiary, Lamar Bank. Following is management’s discussion of factors that management believes are among those necessary for an understanding of Lamar Bancshares, Inc.’s financial statements. The discussion should be read in conjunction with Lamar Bancshares, Inc.’s consolidated financial statements and the notes thereto presented herein.

Overview

     Lamar Bancshares, Inc.’s net income for the year ended December 31, 2003 totaled $1.9 million compared to $2.2 million for the year ended December 31, 2002. In year-to-date comparison, net income decreased primarily because there were no sales of securities in 2003. Non-interest income declined from 2002, for this reason, but the decline was partially offset by increased mortgage origination income. Non-interest expenses were held to a $.17 million or 3% increase over 2002, primarily in salaries and employee benefits.

     Lamar Bancshares, Inc.’s total consolidated assets increased $5.8 million or 5% from $110.3 million at December 31, 2002 to $116.1 million at December 31, 2003. Total deposits increased $5.4 million, from $97.5 million at December 31, 2002 to $103 million at December 31, 2003.

     Loans, net of Allowance for Loan Losses (“ALL”), increased $5.1 million or 7%, from $70.5 million at December 31, 2002 to $75.6 million at December 31, 2003. Nonperforming loans, including loans past due 90 days and over, as a percentage of total loans increased from .12% or $88,000 at December of 2002 to .13% or $100,000 at December of 2003. Net charge-offs for 2003 were $146,000 or .2% of average loans compared to $136,000 or .2% a year earlier. Lamar Bancshares, Inc. provided $277,000 for possible loan losses in 2003 compared to $202,000 in 2002 to bring the ALL as a percentage of total loans to 1.26% at year-end 2003 compared to 1.17% at year-end 2002.

     Lamar Bancshares, Inc.’s leverage ratio was 9.6% at December 31, 2003, compared to 9.0% at December 31, 2002. Return on average common equity was 15.81% for 2003 compared to 18.53% for 2002. Return on average assets was 1.7% compared to 1.95% for the same periods, respectively.

Earnings Analysis

     Net Interest Income. The primary source of earnings for Lamar Bancshares, Inc. is net interest income, which is the difference between interest earned on loans and investments and interest paid on deposits and other liabilities. Changes in the volume and mix of earning assets and interest-bearing liabilities combined with changes in market rates of interest greatly affect net interest income. Lamar Bancshares, Inc.’s net interest margin, which is net interest income as a percentage of average earning assets, remained stable at 4.82%, 4.86%, and 4.34% for the years ended December 31, 2003, 2002, and 2001, respectively. Tables 1 and 2 analyze the changes in net interest income for each of the three years in the period ended December 31, 2003.

Table 1
Consolidated Average Balances, Interest and Rates
(in thousands)

	Year Ended December 31,
	2003			2002			2001
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Volume	Interest	Rate	Volume	Interest	Rate	Volume	Interest	Rate
Assets
Interest bearing deposits	$1,447	$12	0.83%	$—	$—	—	$—	$—	—
Investment securities[1]	22,386	1,074	4.80%	25,213	1,165	4.62%	27,068	1,471	5.43%

Total Investments	23,833	1,086	4.56%	25,213	1,165	4.62%	27,068	1,471	5.43%
Federal funds sold	4,025	47	1.17%	5,500	128	2.33%	6,813	275	4.04%
Loans	73,949	5,052	6.83%	70,084	5,257	7.50%	67,476	5,483	8.13%

Total Earning Assets	101,807	6,185	6.08%	100,797	6,550	6.50%	101,357	7,229	7.13%

Allowance for loan losses	(898)			(799)			(750)
Nonearning assets	12,290			11,867			11,384

Total Assets	$113,199			$111,865			$111,991

Liabilities and Stockholders’ Equity
Savings, NOW, and Money Market deposits	$38,317	$129	0.34%	$37,781	$200	0.53%	$37,047	$424	1.14%
Other time deposits	41,526	1,151	2.77%	42,609	1,452	3.41%	44,430	2,402	5.41%

Total interest bearing liabilities	79,843	1,280	1.60%	80,390	1,652	2.05%	81,477	2,826	3.47%

Demand deposits	20,410			18,986			18,319
Other liabilities	797			722			721
Stockholders’ equity	12,149			11,767			11,474

Total Liabilities and Stockholders’ Equity	$113,199			$111,865			$111,991

Net interest income and net interest spread		$4,905	4.47%		$4,898	4.44%		$4,403	3.66%

Net yield on earning assets			4.82%			4.86%			4.34%

[1] Securities classified as available-for-sale are included in average balances and interest income figures reflect interest earned on such securities.

     Net interest income increased $7,000 for 2003 over 2002 and $500,000 for 2002 over 2001. Net interest income improved over the past two years primarily due to a significant decline in interest expense. Declining rates resulted in decreases in interest income of $300,000 in 2003 from 2002 and $700,000 in 2002 from 2001. The average yield on loans in 2003 was 6.83%, down 67 basis points from 7.50% in 2002 and down 130 basis points from 8.13% in 2001. Average loans increased $3.9 million in 2003 and $2.6 million in 2002, and average loans as a percentage of average earnings assets increased from 67% in 2001 and 70% in 2002 to 73% in 2003. Interest income from loans decreased $200,000 from 2002 to 2003 and decreased $200,000 from 2001 to 2002.

     The average volume of investment securities was $23.8 million in 2003, a decrease of $1.4 million primarily due to the increase in loan volume. The average volume of investment securities decreased $1.9 million in 2002 to $25.2 million compared to $27.1 million in 2001. Average yields on investment securities decreased to 4.56% in 2003, down 6 basis points from 4.62% in 2002 and 87 basis points from 5.43% in 2001. The decrease in yield during 2003 and 2002 combined with the decreases in volume for both years resulted in decreases to interest income on investment securities of $79,000 in 2003 and $300,000 in 2002.

     Lamar Bancshares, Inc. maintained its core non-interest bearing deposit base at 20% of average total deposits in 2003. The interest-bearing deposits mix remained steady in 2003, with 38% in NOW, money market, and savings deposits and 41% in other time deposits. Improvement in 2002 involved strengthening its core deposit base of non-interest bearing deposits to 19% of average total deposits and improving the mix of average total interest-bearing deposits to 38% NOW, money market and savings deposits and 43% other time deposits. These two categories of interest-bearing deposits were 37% and 45% of average total deposits, respectively, in 2001.

     Significant rate decreases for interest-bearing deposits occurred for the years ended December 31, 2003 and 2002. Interest expense decreased $300,000 in 2003 and $1.2 million in 2002. Average interest-bearing deposits decreased $.5 million in 2003 and $1.1 million in 2002. The average rate paid on all interest-bearing deposits fell 45 basis points to 1.60% in 2003, after falling 142 basis points to 2.05% in 2002 from an average rate of 3.47% in 2001.

Table 2
Changes in Net Interest Income
(in thousands)

	2003 Compared to 2002			2002 Compared to 2001
	Total Increase	Change Attributable To		Total Increase	Change Attributable To
	(Decrease)	Volume	Rates	(Decrease)	Volume	Rates
Interest earned on:
Interest bearing deposits	$12	$12	$—	$—	$—	$—
Investment securities	(91)	(138)	47	(306)	(96)	(210)
Federal funds sold	(81)	(28)	(53)	(147)	(46)	(101)
Loans	(205)	331	(536)	(226)	228	(454)

Total	(365)	177	(542)	(679)	86	(765)
Interest paid on:
Interest bearing deposits	(372)	(11)	(361)	(1,174)	(38)	(1,136)

Net Interest Income	$7	$188	$(181)	$495	$124	$371

     Non-Interest Income.

     Excluding Securities Transactions. Service charges and fees on deposit accounts represent the primary source of non-interest income for Lamar Bancshares, Inc. Income from service charges and fees on deposit accounts (including insufficient funds fees) decreased $41,609 in 2003 primarily due to a decrease in the volume of insufficient funds checks processed by Lamar Bancshares, Inc. Income from service charges and fees on deposit accounts (including insufficient funds fees) increased $8,083 from 2001 to 2002, primarily due to increased activity in Lamar Bancshares, Inc.’s VISA check card services. Non-interest income resulting from other charges and fees increased $5,054 in 2003 as compared to $2,881 in 2002. Refinancing activity and new construction increased income from mortgage fees by $200,000 and $400,000 in 2003 and 2002, respectively.

     Securities Transactions. Lamar Bancshares, Inc. had no gains on sales of securities in 2003 and $193,432 in 2002.

     Non-Interest Expense. Total non-interest expense increased 3% or $200,000 from 2002 to 2003 and 12% or $600,000 from 2001 to 2002.

     Salaries and employee benefits increased $154,432 or 6% in 2003, primarily due to increases in credit administration and incentive compensation based on Lamar Bancshares, Inc.’s mortgage lending program. Full-time equivalent employees increased for 49 in 2002 to 54 in 2003.

     In 2002, salaries and employee benefits increased $403,467 or 17% while full-time equivalent employees decreased from 51 in 2001 to 49 in 2002. Lamar Bancshares, Inc.’s mortgage lending program, with incentive compensation and new lending officers, was the primary factor in increased salaries for 2002. Benefit costs increased primarily due to the cost of group health insurance, which increased $112,862 or 67% in 2002.

     Occupancy expenses increased $40,267 or 5% in 2003 and $61,716 or 9% in 2002 primarily due to the addition of new leased facilities, maintenance expenses and equipment depreciation. Premises and equipment additions and leasehold improvements totaled approximately $200,000, $100,000 and $900,000 for the years 2003, 2002, and 2001, respectively. The replacement of bank vehicles, equipment upgrades for all offices and acquisition of imaging technology were included in additions for 2003. Additions in 2002 included equipment upgrades for all offices, including a new vehicle and improvements at the Avenue A location. Additions in 2001 included the new Parkdale Plaza and Vidor facilities.

     Total other non-interest expense decreased $22,317 or 1.3% in 2003 and increased $110,379 or 6.8% in 2002. The decrease in 2003 resulted primarily from a decrease of $58,171 in repossession expenses.

     Income Taxes. Lamar Bancshares, Inc. elected S corporation status for itself and its subsidiaries effective January 1, 2001. Earnings and losses after that date have been included in the personal income tax returns of the stockholders and taxed depending on their personal tax strategies. Accordingly, Lamar Bancshares, Inc. will not incur additional income tax obligations.

Balance Sheet Analysis

     Securities. Total investment securities decreased $3.4 million from $24.1 million in 2002 to $20.7 million in 2003. Average duration of the portfolio was 2.2 years as of December 31, 2003 and the average yield was 4.56%. A decline in the market value of securities available-for-sale is included in the net change in 2003. Unrealized net losses in the securities available-for-sale portfolio were $89,622 at December 31, 2003, compared to unrealized net gains of $183,064 at December 31, 2002. These amounts result from interest rate fluctuations and do not represent permanent adjustments of value. Moreover, classification of securities as available-for-sale does not necessarily indicate that the securities will be sold prior to maturity.

     At December 31, 2003, approximately 12% of Lamar Bancshares, Inc.’s securities available-for-sale portfolio represented mortgage-backed securities. Lamar Bank does not own any “high-risk” securities as defined by the FFIEC. An additional 9.9% of the available-for-sale portfolio consisted of U.S. Agency securities, while a GNMA mutual fund represented 39.5% of the portfolio. The remaining 38.5% of the portfolio consisted of corporate bonds rated Baa or better.

     Loan Portfolio. Loan growth improved in 2003, with $5.2 million or 7.32% added to the portfolio compared to $2.5 million added during 2002. Lamar Bancshares, Inc.’s loan portfolio totaled $76.6 million at December 31, 2003 compared to $71.3 million at December 31, 2002. Of the $5.2 million growth in 2003, $5.0 million was in the real estate portfolio, including construction loans. The commercial loan portfolio increased $200,000, while the consumer (and other) portfolio showed a slight decrease. In 2002, the real estate portfolio increased $10.2 million, while the commercial portfolio decreased $2.5 million and the consumer (and other) portfolio experienced a decrease of $5.1 million. Lamar Bancshares, Inc.’s fixed rate loans represent approximately 65% of the loan portfolio, with the majority maturing within three years. Approximately 35% of the loan portfolio earns a variable rate of interest. The mix of variable and fixed rate loans provides some protection to changes in market rates of interest.

Asset Quality

     Credit Risk Management. Lamar Bancshares, Inc. manages its credit risk by observing written, board approved policies which govern all underwriting activities. Bank concentrations are monitored and reported to the Board of Directors quarterly. At December 31, 2003, Lamar Bancshares, Inc. had no industry segment concentrations that aggregate more than 10% of the loan portfolio.

     Nonperforming Assets. Table 3 contains information about Lamar Bancshares, Inc.’s nonperforming assets, including loans past due 90 days or more and still accruing.

     Nonperforming assets, including loans past due 90 days or more and still accruing, totaled $609,522 at December 31, 2003, $350,077 at December 31, 2002 and $638,546 at December 31, 2001. The increase in nonperforming assets in 2003 resulted primarily from a real estate foreclosure. The reduction in nonperforming assets in 2002 resulted from a reduction in nonperforming loans.

     Consumer and commercial loans are placed on nonaccrual when principal or interest is 90 days past due, or sooner if the full collectibility of principal or interest is doubtful, unless the underlying collateral fully supports both the principal and accrued interest and the loan is in the process of collection. Policies provide that retail (consumer) loans that become 120 days delinquent be routinely charged off. Loans classified for regulatory purposes but not included in Table 3 do not represent material amounts that management has serious doubts as to the ability of the borrower to comply with loan repayment terms.

Table 3
Nonperforming Assets and Loans Past Due 90 Days

	December 31,
	2003	2002	2001
Nonperforming loans	$64,000	$55,000	$421,000
Loans past due 90 days or more and still accruing	36,000	33,000	40,000

Total nonperforming loans	100,000	88,000	461,000
Other real estate owned, net	359,719	—	—
Other assets repossessed	149,803	262,077	177,546

Total nonperforming assets	$609,522	$350,077	$638,546

Nonperforming loans as a % of total loans	0.13%	0.12%	0.67%
Nonperforming assets as a % of total assets	0.52%	0.32%	0.56%
Allowance for loan losses as a % of nonperforming loans	962.95%	945.51%	166.24%

     Allowance for Loan Losses. Provisions totaling $276,705, $202,070, and $148,828 for the years 2003, 2002 and 2001, respectively, were considered necessary by management to bring the allowance to a level sufficient to cover probable losses in the loan portfolio. Table 4 analyzes activity in the allowance for 2003 and 2002.

     The allowance is comprised of specific reserves assigned to each impaired loan for which probable loss has been identified as well as general reserves to maintain the allowance at an acceptable level for other loans in the portfolio where probable losses may exist. Factors contributing to the assignment of specific reserves include an evaluation of the financial capacity of the borrower, changes in the value of underlying collateral, local and national economic conditions, and overall trends in the loan portfolio and concentrations of credit.

     Evaluations of the allowance are performed in accordance with generally accepted accounting principles. Factors considered in determining provisions include estimated losses in significant credits; known deterioration in concentrations of credit; historical loss experience; trends in nonperforming assets; volume, maturity and composition of the loan portfolio; off balance sheet credit risk; lending policies and control systems; national and local economic conditions; the experience, ability and depth of lending management and the results of examinations of the loan portfolio by regulatory agencies and others. The processes by which management determines the appropriate level of the allowance, and the corresponding provision for possible credit losses, involves considerable judgment; therefore, no assurance can be give that future losses will not vary from current estimates.

Table 4
Summary of Loan Loss Experience

	2003	2002	2001
Balance at beginning of year	$832,047	$766,371	$733,778
Charge-offs:
Commercial, financial and agricultural	—	—	15,031
Installment loans to individuals	125,757	148,490	97,197
Other	36,217	—	4,007

Total Charge-offs	161,974	148,490	116,235

Recoveries
Installment loans to individuals	9,099	12,096	—
Other	7,077	—	—

Total Recoveries	16,176	12,096	—

Net Charge-offs	145,798	136,394	116,235
Provision charged to expense	276,705	202,070	148,828

Balance at end of year	962,954	832,047	766,371

Net charge-offs to average loans	0.20%	0.19%	0.17%
Year-end allowance to year end loans	1.26%	1.17%	1.11%

Refer to “Balance Sheet Analysis — Asset Quality — Allowance for Loan Losses” for a description of the factors which influence management’s judgment in determining the amount of the provisions to the allowance.

Allocation of the Allowance for Loan Losses (in thousands)

		% of category		% of category
	2003	to total loans	2002	to total loans
Allowance for Loan Losses
Commercial	$106	12%	$92	12%
Real estate	539	51%	449	48%
Consumer	318	37%	291	40%

	$963	100%	$832	100%

Funding Sources

     Deposits. As of December 31, 2003, total deposits increased $5.4 million to $102.9 million, up from $97.5 million at December 31, 2002. Core deposits, defined as all deposits other than time deposits of $100,000 or more, decreased to 90.0% of total deposits at year-end 2003 as compared to 91.2% of total deposits at year-end 2002. Included in core deposits, non-interest bearing deposits represented 20.7% of total deposits in 2003 versus 20.0% of total deposits at December 31, 2002. Time deposits of $100,000 or more totaled $10.4 million at December 31, 2003, an increase of $1.8 million from the $8.6 million reported at year-end 2002. Total time deposits increased $700,000 in 2003. Lamar Bancshares, Inc. has no brokered deposits. Additional information on Lamar Bancshares, Inc.’s deposits appears in Note 6 to Lamar Bancshares, Inc.’s Consolidated Financial Statements.

     Capital. Lamar Bancshares, Inc. and the Lamar Bank are required by applicable regulatory guidelines to maintain certain minimum capital levels. Risk-based capital requirements are intended to make regulatory capital more sensitive to the risk profile of an institution’s assets. At December 31, 2003, Lamar Bancshares, Inc. and Lamar Bank were in compliance with statutory minimum capital requirements. Minimum capital requirements include a total risk-based capital ratio of 8.0% with Tier 1 capital not less than 4.0%, and a leverage ratio (Tier 1 to total average adjusted assets) of 4.0% based upon the regulators latest composite rating of the institution. As of December 31, 2003, Lamar Bancshares, Inc.’s Tier 1 capital to average adjusted assets (the “leverage ratio”) was 9.6% as compared to 9.0% at December 31, 2002. Tier 1 capital to risk weighted assets was 12.2% and 11.6% for 2003 and 2002, respectively. Total capital to risk weighted assets was 13.3% and 12.6%, respectively, for the same periods.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 established a capital-based supervisory system for all insured depository institutions that imposes increasing restrictions on the institution as its capital deteriorates. Lamar Bank continued to be classified as “well capitalized” throughout the three years ended December 31, 2003. No significant restrictions are placed on Lamar Bank as a result of this classification.

     As discussed under the heading “Balance Sheet Analysis-Securities,” $89,622 in unrealized losses on securities available-for-sale was recorded as a deduction from stockholders’ equity as of December 31, 2003. As of December 31, 2002, $183,064 in unrealized gains on securities available-for-sale was recorded as an addition to stockholders’ equity. While the net unrealized gain or loss on securities available for sale is required to be reported as a separate component of stockholders’ equity, it does not affect operating results or regulatory capital ratios. The net unrealized gains reported for December 31, 2003 and 2002 did, however, affect Lamar Bancshares, Inc.’s equity to assets ratio for financial reporting purposes. The ratio of equity to assets was 10.63% at December 31, 2003 and 10.84% at December 31, 2002.

     Interest Rate Sensitivity. Interest rate sensitivity is the sensitivity of net interest income and economic value of equity to changes in market rates of interest. The initial step in the process of monitoring Lamar Bancshares, Inc.’s interest rate sensitivity involves the preparation of a basic gap analysis of earning assets and interest-bearing liabilities. The analysis presents differences in the repricing and maturity characteristics of earning assets and interest-bearing liabilities for selected time periods.

     During 2003, Lamar Bancshares, Inc. utilized an in-house developed model of asset and liability management. The model uses basic gap data and additional information regarding rates and prepayment characteristics to construct a static gap analysis that factors in re-pricing characteristics and cash flows from payments received on loans and mortgage-backed securities. The resulting gap analysis is presented in Table 5. The cumulative gap at one year is approximately $4.8 million or 4.22% of total assets. This is within Lamar Bank’s policy guideline of + or — 15%.

     With the exception of NOW, money market and savings deposits, the table presents interest-bearing liabilities on a contractual basis. While NOW, money market and savings deposits are contractually due on demand, historically, Lamar Bancshares, Inc. has experienced stability in these deposits despite changes in market rates.

     Lamar Bancshares, Inc. Bank does not invest in derivatives and has none in its securities portfolio.

Table 5
Interest Rate Sensitivity and Gap Analysis Table (in thousands)
December 31, 2003

	0 - 3 MOS	4 - 6 MOS	7 - 12 MOS	1 - 2 YRS	>2 YRS	Total
Assets
Federal funds sold	$4,600	$—	$—	$—	$—	$4,600
Investments	458	3,152	3,448	4,867	12,190	24,115
Commercial loans	5,176	871	1,108	1,064	611	8,830
Real estate loans	17,416	4,463	5,329	4,066	7,936	39,210
Consumer loans	3,326	2,824	5,135	8,420	8,478	28,183
Allowance for loan losses	(327)	(103)	(146)	(171)	(216)	(963)
Other assets	—	—	—	—	10,878	10,878

Total Assets	$30,649	$11,207	$14,874	$18,246	$39,877	$114,853

Liabilities
Demand accounts	$—	$—	$—	$—	$21,450	$21,450
NOW accounts	—	—	—	—	19,134	19,134
Savings	11,859	—	—	—	—	11,859
Money market	8,742	—	—	—	—	8,742
CD’s	16,963	7,804	6,514	3,570	7,098	41,949
Other liabilities	—	—	—	—	836	836
Stockholders’ equity	—	—	—	—	10,883	10,883

Total Liabilities	$37,564	$7,804	$6,514	$3,570	$59,401	$114,853

Pricing/Maturity gap
Period	$(6,915)	$3,403	$8,360	$14,676	$(19,524)
Cumulative	$(6,915)	$(3,512)	$4,848	$19,524

Cumulative Gap/Total Assets	-6.02%	-3.06%	4.22%	17.00%

Liquidity

     Bank Liquidity. Liquidity is the availability of funds to meet contractual obligations as they become due and to fund operations. Lamar Bank’s primary liquidity needs involve its ability to accommodate customers’ demands for deposit withdrawals as well as their requests for credit. Liquidity is deemed adequate when sufficient cash to meet these needs can be promptly raised at a reasonable cost to Lamar Bank.

     Liquidity is provided primarily by three sources: a stable base of funding sources, an adequate level of assets that can be readily converted into cash, and borrowing lines with correspondent banks. Cash deposits at other banks, federal funds sold and principal payments received on loans and mortgage-baked securities provide additional primary sources of asset liquidity for Lamar Bank. Approximately $7 million in projected cash flows from securities during 2004 provides an additional source of liquidity. Lamar Bancshares, Inc. also has significant borrowing capacity with the Federal Home Loan Bank of Dallas, Texas and borrowing lines with other correspondent banks.

     Parent Company Liquidity. At the parent company level, cash is needed primarily to pay distributions on common stock. Distribution from Lamar Bank totaling $1,431,181 and $1,894,323 provided additional liquidity for the parent company in 2003 and 2002, respectively.

     Distributions. The primary source of cash distributions on Lamar Bancshares, Inc.’s common stock is distributions from Lamar Bank. Lamar Bank has the ability to declare distributions to the parent company without prior approval of its primary regulator. However, Lamar Bank’s ability to pay distributions would be prohibited if the result would cause Lamar Bank’s regulatory capital to fall below minimum requirements.

     Cash distributions totaling $1,959,123 and $1,893,779 were declared to common stockholders during 2003 and 2002, respectively. It is the intention of the Board of Directors of Lamar Bancshares, Inc. Bank to continue to pay quarterly distributions on the common stock as set out in the merger agreement.

Impact of Inflation and Changing Prices

     The consolidated financial statements of Lamar Bancshares, Inc. and notes thereto, presented herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operation results in terms of historical dollars without considering the change in the relative purchasing power money over time and due to inflation. The impact of inflation is reflected in the increased cost of Lamar Bancshares, Inc.’s operations. Unlike most industrial companies, nearly all the assets and liabilities of Lamar Bancshares, Inc. are financial. As a result, interest rates have a greater impact on Lamar Bancshares, Inc.’s performance than do the effects of general levels of inflation. Interest rates do no necessarily move in the same direction or to the same extent as the prices of goods and services.

Critical Accounting Policies

     Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of consolidated financial statements. Lamar Bancshares, Inc.’s single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If the financial condition of its borrowers were to deteriorate, resulting in an impairment of their ability to make payments, its estimates would be updated and additional provisions for loan losses may be required. Lamar Bancshares, Inc.’s methodology for determining the allowance and for considering the impact of impaired loans is described in Note 1 to the consolidated financial statements.

Forward Looking Statements

     The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This management’s discussion and analysis reflects management’s current views and estimates of future economic circumstances, industry conditions, Lamar Bancshares, Inc.’s performance and financial results. A number of factors and uncertainties could cause actual results to differ from the anticipated results and expectations expressed in the discussion.

COMPARISON OF RIGHTS OF MIDSOUTH BANCORP, INC.
AND LAMAR BANCSHARES, INC. SHAREHOLDERS

     At the effective date of the merger, Lamar Bancshares, Inc. shareholders who receive shares of MidSouth Bancorp, Inc. common stock will become shareholders of MidSouth Bancorp, Inc. The following discussion summarizes certain material differences between the rights of shareholders of MidSouth Bancorp, Inc. and Lamar Bancshares, Inc. resulting from the differences in the governing documents of these two entities. The following discussion is necessarily general and is not intended to be a complete statement of all of the rights of shareholders of their respective entities. The following discussion is qualified in its entirety by reference to the Louisiana Business Corporation Law (which applies to MidSouth Bancorp, Inc.), the Texas Business Corporation Act (which applies to Lamar Bancshares, Inc.), and the governing corporate instruments of MidSouth Bancorp, Inc. and Lamar Bancshares, Inc.

Summary

MIDSOUTH BANCORP, INC.		LAMAR BANCSHARES, INC.
•	Subject to Louisiana Business Corporation Law	•	Subject to Texas Business Corporation Act

•	One vote for each share held	•	One vote for each share held

•	No cumulative voting rights in the election of directors	•	No cumulative voting rights in the election of directors

•	Advance notice procedures for shareholder nominations and proposals	•	No advance notice procedures for shareholder nominations and proposals

•	Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions, including rights of any preferred shareholders, and payable at the discretion of the board of directors	•	Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions, including rights of any preferred shareholders, and payable at the discretion of the board of directors

•	Right to participate pro rata in distribution of assets upon liquidation	•	Right to participate pro rata in distribution of assets upon liquidation

•	No pre-emptive rights to acquire additional shares or securities	•	No pre-emptive rights to acquire additional shares or securities

•	Directors serve three-year staggered terms	•	Directors serve one year terms

•	Some corporate actions, including business combinations, require 80% supermajority approval	•	Subject to Texas Business Corporation Act

•	Preferred stock is authorized	•	Preferred stock is not authorized

Authorized Capital Stock

     MidSouth Bancorp, Inc.. MidSouth Bancorp, Inc.’s charter authorizes the issuance of an aggregate of 10,000,000 shares of common stock, $0.10 par value per share, of which 3,218,933 shares were issued and outstanding as of July 31, 2004, and an aggregate of 5,000,000 shares of preferred stock, no par value per share, of which none is issued or outstanding. Holders of MidSouth Bancorp, Inc. common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the Louisiana Business Corporation Law and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. MidSouth Bancorp, Inc. shareholders do not have any preemptive rights with respect to acquiring additional shares of MidSouth Bancorp, Inc. common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. The outstanding shares of MidSouth Bancorp, Inc. common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable. MidSouth Bancorp, Inc. shareholders do not have cumulative voting rights in the election of directors.

     MidSouth Bancorp, Inc.’s board of directors may authorize the issuance of authorized but unissued shares of MidSouth Bancorp, Inc.’s common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations.

     The authorized but unissued shares of MidSouth Bancorp, Inc. common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of MidSouth Bancorp, Inc. In addition, the sale of a substantial number of shares of MidSouth Bancorp, Inc. common stock to persons who have an understanding with MidSouth Bancorp, Inc. concerning the voting of such shares, or the distribution or declaration of a common stock dividend to MidSouth Bancorp, Inc. shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of MidSouth Bancorp, Inc.

     Lamar Bancshares, Inc. Lamar Bancshares, Inc.’s authorized common stock consists of 1,000,000 shares of common stock, $1.00 par value per share, of which 222,339 shares were issued and outstanding as of the record date. Generally, holders of Lamar Bancshares, Inc. common stock have the same rights and privileges with respect to Lamar Bancshares, Inc. as the holders of MidSouth Bancorp, Inc. common stock have with respect to MidSouth Bancorp, Inc.

Removal of Directors

     MidSouth Bancorp, Inc. MidSouth Bancorp, Inc.’s charter and bylaws provide that any director may be removed at any time, but only for cause, at a special meeting of shareholders called for such purpose, by the affirmative vote of the holders of not less than 80% of the total number of votes entitled to be cast with respect to such matter.

     Lamar Bancshares, Inc. Lamar Bancshares, Inc.’s bylaws provide that a director may be removed at any time, with or without cause, at any special meeting of the shareholders, by the affirmative vote of a majority of the outstanding shares present.

Special Meetings of Shareholders

     MidSouth Bancorp, Inc.. Special meetings of the shareholders may be called only by the board of directors, chairman of the board, president or holders of at least 80% of the shares entitled to vote.

     Lamar Bancshares, Inc. Special meetings of the shareholders may be called only by the president, the board of directors or the holders of not less than one-tenth of the shares entitled to vote at a special meeting.

Shareholder Nominations and Shareholder Proposals

     MidSouth Bancorp, Inc.. MidSouth Bancorp, Inc.’s charter establishes advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of MidSouth Bancorp, Inc.’s board of directors or one of its committees) of candidates for election as directors. A shareholder of MidSouth Bancorp, Inc. wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with (a) as to each person the shareholder proposes to nominate, and as to the shareholder giving the notice, (i) their names, ages, business and residence addresses, (ii) principal occupation or employment, (iii) shareholdings, and (iv) other information required by SEC proxy rules; and (b) to the extent known, (i) the name and address of other shareholders supporting the nominee(s), and (ii) their shareholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting that is not intended to be included in the proxy statement for the meeting must notify MidSouth Bancorp, Inc. in writing at least 60 days before the one year anniversary of the most recent annual meeting of the shareholder’s intention. The notice must contain: (a) a brief description of the proposal, (b) the name, address and shareholdings of the shareholder submitting the proposal and other shareholders supporting the proposal, and (c) any financial interest of the shareholder in the proposal.

     In accordance with SEC Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by MidSouth Bancorp, Inc. at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before MidSouth Bancorp, Inc. begins to mail its proxy materials.

     The procedures regarding shareholder nominations provide MidSouth Bancorp, Inc.’s Board of Directors with sufficient time and information to evaluate a shareholder nominee to the board and other relevant information, such as existing shareholder support for the nominee. The procedures, however, provide incumbent directors advance notice of a dissident slate of nominees for directors, and make it easier for the board to solicit proxies resisting shareholder nominees. This may make it easier for incumbent directors to retain their status as directors, even when certain shareholders view the shareholder nominations as in the best interests of MidSouth Bancorp, Inc. or its shareholders.

     Lamar Bancshares, Inc. Lamar Bancshares, Inc.’s articles of incorporation and bylaws have no provisions relating to shareholder nominations and proposals. Because Lamar Bancshares, Inc.’s common stock is not registered under the Securities Exchange Act of 1934, Lamar Bancshares, Inc. is not subject to Rule 14a-8 or other rules adopted under that Act.

Directors

     MidSouth Bancorp, Inc. MidSouth Bancorp, Inc.’s charter provides that the number of directors shall be as specified in the bylaws. Currently the bylaws specify 9 members. Directors are divided into three classes as nearly equal in number as possible, with each class elected to a staggered three-year term. There is no cumulative voting on directors. The directors do not need to be shareholders of MidSouth Bancorp, Inc.

     The provisions regarding election of MidSouth Bancorp, Inc. directors are designed to protect the ability of the board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the company by making it more difficult and time-consuming to change majority control of the board, even if holders of a majority of the capital stock believes that a change in the composition of the board is desirable. The general effect of these provisions will be to require at least two (and possibly three) annual shareholders’ meetings, instead of one, to change control of the board. These requirements are intended to help ensure continuity and stability of management and policies and facilitate long-range planning.

     Lamar Bancshares, Inc. Lamar Bancshares, Inc.’s bylaws provide for a board of directors consisting of not less than five nor more than fifteen persons, the exact number to be set annually. Board members all serve or one-year terms.

Exculpation and Indemnification

     Louisiana Business Corporation Law. The Louisiana Business Corporation Law provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	the director or officer reasonably believed such conduct was in, or not opposed to, the corporation’s best interest; and

•	in connection with any criminal action or proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

     However, the Louisiana Business Corporation Law provides that directors or officers may not be indemnified if they are held liable for willful or intentional misconduct in the performance of their duties to the corporation, unless a court determines that the director is entitled to indemnity for expenses which the court deems proper.

     Texas Business Corporation Act. The Texas Business Corporation Act provides that a corporation may indemnify a director against liability incurred in connection with a proceeding if:

•	the director acted in good faith;

•	the director reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, not opposed to its best interests; and

•	in connection with any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful.

     The Texas Business Corporation Act provides that a corporation may not indemnify a director:

•	in connection with a proceeding by or in the right of the corporation in which the director is held liable to the corporation; or

•	in connection with any proceeding charging improper personal benefit to the director, whether or not in his official capacity, in which he is held liable on the basis that personal benefit was improperly received by him.

     The Texas Business Corporation Act also provides that, unless limited by the articles of incorporation, a corporation shall indemnify a director or officer who is successful in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer against reasonable expenses incurred in connection with the proceeding.

     MidSouth Bancorp, Inc. MidSouth Bancorp, Inc.’s charter and bylaws provide that a director or officer of the company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the company’s directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to the company or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to stockholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

     MidSouth Bancorp, Inc.’s charter and bylaws also provide that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the company, whether civil, criminal administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such position is or was held at the request of MidSouth Bancorp, Inc. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the board of directors, provided that the indemnified person undertakes to repay the company if it is ultimately determined that such person was not entitled to indemnification.

     The rights of indemnification provided in the charter and bylaws are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the charter authorizes the company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, whether or not the company would have the power to provide indemnification to such person. By action of the board of directors, the company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions of the charter and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the company to attract and retain the best personnel available.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MidSouth Bancorp, Inc. pursuant to the foregoing provisions, MidSouth Bancorp, Inc. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Lamar Bancshares, Inc. Lamar Bancshares, Inc.’s articles of incorporation provide that each director, officer, and former officers and directors, may be indemnified by Lamar Bancshares, Inc. against reasonable costs and expenses incurred in connection with any action, suit, or proceeding to which such individual may be made a party by reason of such individual being or having been a director or officer.

     In the event of any action, suit, or proceeding in which the individual is adjudged liable because of willful misfeasance, bad faith, negligence, or reckless disregard of the duties involved in the conduct of the individual’s office, or in the event of a settlement, directors and officers may be indemnified by Lamar Bancshares, Inc. against payments made, including reasonable costs and expenses, provided that indemnification in such cases is conditioned upon the prior determination by a resolution of two-thirds (2/3) of the members of the board of directors of Lamar Bancshares, Inc. not involved in the action, suit, or proceeding, that the individual involved has no liability by reason of willful misfeasance, bad faith, negligence, or reckless disregard, and provided further that if a majority of members of the board of directors of Lamar Bancshares, Inc. are involved in the action, suit, or proceeding, the determination of liability must be made by independent counsel.

     A conclusion of liability by the board of directors of Lamar Bancshares, Inc. or independent counsel, as the case may be, does not mean that the shareholders of Lamar Bancshares, Inc. may not challenge indemnification on the grounds that the individual indemnified was liable to Lamar Bancshares, Inc. or its security holders by reason of willful misfeasance, bad faith, negligence, or reckless disregard.

     Any amounts paid in settlement must not exceed costs, fees, and expenses that would have been reasonably incurred if the action, suit, or proceeding had been litigated to conclusion. The indemnification rights are not exclusive of any other rights to which officers and directors of Lamar Bancshares, Inc. may be entitled to under applicable law.

     The Lamar Bancshares, Inc. bylaws provide that any officer or director of Lamar Bancshares, Inc. may be indemnified or reimbursed by Lamar Bancshares, Inc., by a vote of a majority of the board of directors for Lamar Bancshares, Inc., for any loss or damage and reasonable expenses actually incurred by him in connection with any action, suit, or proceeding to which such individual is a party by reason of being or having been an officer or director of Lamar Bancshares, Inc.

     If any action, suit, or proceeding, actual or threatened, is compromised, there is no indemnification or reimbursement for amounts paid to settle claims or for expenses incurred in connection with the claim, unless the indemnification and/or reimbursement is authorized by vote, or the written consent of the shareholders of record of a majority of the stock of Lamar Bancshares, Inc.

     In no event will an officer or director be indemnified or reimbursed if such individual is adjudged to have been guilty or liable for willful misconduct, gross neglect of duty, or a criminal act.

Louisiana Corporate Law

     In addition to the provisions contained in MidSouth Bancorp, Inc.’s charter and bylaws, the Louisiana Business Corporation Law includes certain provisions applicable to Louisiana corporations, such as MidSouth Bancorp, Inc., which may be deemed to have an anti-takeover effect. These provisions include (i) rights of shareholders to receive the fair value of their shares of stock following a control transaction from a controlling person or group and (ii) requirements relating to certain business combinations.

     The Louisiana Business Corporation Law provides that any person who acquires “control shares” will be able to vote these shares only if the right to vote is approved by the affirmative vote of at least a majority of both (1) all the votes entitled to be cast by shareholders and (2) all the votes entitled to be cast by shareholders excluding “interested shares.” “Control shares” is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges: (a) 20% or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of shareholders. “Interested shares” includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, all shareholders have dissenters’ rights entitling them to receive the “fair cash value” of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

     The Louisiana Business Corporation Law defines a “business combination” generally to include (a) any merger, consolidation or share exchange of the corporation with an “interested shareholder” or affiliate thereof, (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation’s outstanding stock or of the corporation’s net worth to any interested shareholder or affiliate thereof in any 12-month period, (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation’s outstanding stock to any interested shareholder or affiliate thereof, except in certain circumstances, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder or affiliate thereof, or (e) any reclassification of the corporation’s stock or merger which increases by 5% or more the ownership interest of the interested shareholder or any affiliate thereof. “Interested shareholder” includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation’s outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

     Under the Louisiana Business Corporation Law, a business combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative vote of at least each of the following: (1) 80% of the total outstanding voting stock of the corporation; and (2) two-thirds of the outstanding voting stock held by persons other than the interested shareholder. However, the supermajority vote requirement shall not be applicable if the business combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the board of directors prior to the time that the interested shareholder first be came an interested shareholder.

Transfer Agent and Registrar

     Lamar Bancshares, Inc. is the transfer agent and registrar for Lamar Bancshares, Inc. common stock. The transfer agent and registrar for MidSouth Bancorp, Inc. common stock is Mellon Investor Services.

ADJOURNMENT OF THE SPECIAL MEETING

     If there are not sufficient votes to constitute a quorum or to approve the adoption of the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Lamar Bancshares, Inc. at the time of the special meeting to be voted for an adjournment, if necessary, Lamar Bancshares, Inc. has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The Board of Directors of Lamar Bancshares, Inc. unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned, if the special meeting is adjourned for 30 days or less.

LEGAL MATTERS

     Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., has rendered its opinion that the shares of MidSouth Bancorp, Inc. common stock to be issued in connection with the merger agreement have been duly authorized and, if and when issued pursuant to the terms of the merger agreement, will be validly issued, fully paid and non-assessable.

EXPERTS

     The consolidated financial statements of MidSouth Bancorp, Inc. and its subsidiaries, incorporated in this proxy statement/prospectus by reference from MidSouth Bancorp’s Annual Report as Form 10-KSB for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The audited consolidated financial statements of Lamar Bancshares, Inc. and its subsidiaries included herein have been audited by Funchess, Mills, White & Co., P.C., independent public accountants, as indicated in their report with respect thereto, and have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

     At the time of the preparation of this proxy statement/prospectus, neither Lamar Bancshares, Inc. nor MidSouth Bancorp, Inc. had been informed of any matters to be presented for action at the special meeting other than as described in this document. If any other matters come before the special meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document, including information included or incorporated by reference in this document may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of MidSouth Bancorp, Inc. and Lamar Bancshares, Inc.; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse affects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress, adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition form other financial services companies in our markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

     Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in MidSouth Bancorp, Inc.’s reports filed with the SEC.

     All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

     We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

Appendix A

[LETTERHEAD OF THE BANK ADVISORY GROUP, L.L.C.]

July 21, 2004

Board of Directors
Lamar Bancshares, Inc.
Beaumont, Texas

Gentlemen:

You have requested that The Bank Advisory Group, L.L.C. (“Bank Advisory Group”) act as an independent financial analyst and advisor to the common shareholders of Lamar Bancshares, Inc., Beaumont, Texas (“Lamar Bancshares”), which owns 100% of the common stock of Lamar Bank, Beaumont, Texas. Specifically, we have been asked to render advice and analysis in connection with the proposed merger (the “merger”) of Lamar Bancshares with and into MidSouth Bancorp, Inc., Lafayette, Louisiana. In our role as an independent financial analyst, you have requested our opinion with regard to the fairness – from the perspective of the common shareholders of Lamar Bancshares – of the financial terms of the proposed merger pursuant to the provisions of the Agreement and Plan of Merger dated May 27, 2004 (the “merger agreement), as included in the Proxy Statement/Prospectus (the “proxy statement/prospectus”) dated July 21, 2004.

In conjunction with our review of the merger agreement, our understanding is that MidSouth Bancorp, Inc. proposes to consummate the acquisition pursuant to the following financial terms:

•	On the date that the merger is effective (the “Effective Date”), the holders of the common stock of Lamar Bancshares, Inc. are entitled to receive consideration (the “Per Share Merger Consideration”) in the form of (i) a number of shares of MidSouth Bancorp, Inc., common stock equal to $12,556,351 divided by $34 (the “Stock Consideration”); plus (ii) $10,494,000 cash; less (iii) an amount of cash paid to the option holders of Lamar Bancshares, Inc. equaling the Per Share Merger Consideration less the exercise price for the options; less (iv) the excess over $200,000 of Lamar Bancshares, Inc.’s legal, accounting and investment banking fees related to the merger not incurred and expensed on the financial statements of Lamar Bancshares, Inc. before March 31, 2004.

•	If on the date that the merger will close (the “Closing Date”) the average closing sales price for the common stock of MidSouth Bancorp, Inc., on the American Stock Exchange (“AMEX”) for the 10 trading days ending the day before the Closing Date (the “Average Price”) is less than $31.50 per share, MidSouth Bancorp, Inc. shall adjust the conversion rate by multiplying the conversion rate by 1.07937. If on the Closing Date the Average Price exceeds $36.50, the conversion rate shall be adjusted by multiplying the conversion rate by 0.93151.

•	Each holder of stock options for the common stock of Lamar Bancshares, Inc. shall be entitled to receive cash equaling the sum of: (i) the cash equivalent of the Per Share Merger Consideration less the exercise price of said stock options (the “Option Consideration”); and, (ii) a cash amount equal to the tax savings that may be realized by MidSouth Bancorp, Inc. attributable to the payment of the Option Consideration.

•	In lieu of issuing fractional shares of Stock Consideration, each holder of Lamar Bancshares, Inc. common stock who would otherwise be entitled to thereto, after aggregating into whole

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shares all fractional shares of Stock Consideration to which such holder is entitled by virtue of the merger, receive cash equal to such fractional share multiplied by the Average Price.

The Bank Advisory Group, L.L.C., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group provided financial advisory services to Lamar Bancshares, Inc. Specifically, Bank Advisory Group issued a fair value determination and fairness opinion letter in connection with the conversion of Lamar Bancshares, Inc. to an S corporation during 2000. Additionally, as of June 30, 2001 – 2003, Bank Advisory Group issued annual fair market evaluations of the shares of Lamar Bancshares, Inc. for use in connection with a shareholders’ agreement. The revenues derived from the delivery of such services were insignificant when compared to Bank Advisory Group’s total gross revenues.

On March 5, 2004, Lamar Bancshares, Inc. engaged The Bank Advisory Group, L.L.C. to act as an advisor to the senior management and Board of Directors of Lamar Bancshares, Inc. in their evaluation of any written acquisition offer from MidSouth Bancorp, Inc. Additionally, Bank Advisory Group was engaged by Lamar Bancshares, Inc. to provide a written fairness opinion letter to its Board of Directors regarding the adequacy or fairness, from a financial point of view, of the consideration to be received by Lamar Bancshares, Inc. or its shareholders in connection with any agreed-to business combination transaction. On March 8, 2004, a $10,000 retainer fee was paid to Bank Advisory Group by Lamar Bancshares, Inc. upon execution of the engagement agreement. Additionally, Lamar Bancshares, Inc. will pay a professional fee of $10,000 to Bank Advisory Group in connection with the execution of the merger agreement. Upon consummation of the merger, Lamar Bancshares, Inc. will pay a net brokerage fee of approximately $70,000 to BAG Brokerage, Ltd., a company affiliated by ownership with the Bank Advisory Group, L.L.C. Finally, Lamar Bancshares, Inc. will pay Bank Advisory Group a professional fee of $20,000 for issuance of a fairness opinion letter in connection with the merger.

In connection with this opinion and with respect to Lamar Bancshares, Inc. we have reviewed, among other things:

1.	Audited consolidated financial statements for Lamar Bancshares, Inc. and Lamar Bank, Beaumont, Texas, the sole bank subsidiary of Lamar Bancshares, Inc., for the years ended December 31, 2003, 2002 and 2001;

2.	Parent company-only financial statements for Lamar Bancshares, Inc., presented on form F.R. Y-9LP for the years ended December 31, 2003, 2002, and 2001, as filed with the Federal Reserve System;

3.	Parent company-only financial statements for Lamar Delaware Financial Corporation, Dover, Delaware, the subsidiary bank holding company of Lamar Bancshares, Inc., presented on form F.R. Y-9LP, for the years ended December 31, 2003, 2002, and 2001, as filed with the Federal Reserve System;

4.	Reports of Condition and Income for Lamar Bank, at and for the three months ended March 31, 2004, and for the years ended December 31, 2003, 2002, and 2001, as filed with the Federal Reserve System;

5.	Internal financial statements for Lamar Bank, at and for the six months ended June 30, 2004;

6.	Certain internal financial analyses and forecasts for Lamar Bank prepared by the management of Lamar Bank, including projections of future performance;

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7.	Certain other summary materials and analyses with respect to Lamar Bank’s loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) schedule of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (ii) analyses concerning the adequacy of the loan loss reserve, (iii) schedules of “other real estate owned,” including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and,

8.	Such other information – including financial studies, analyses, investigations, and economic and market criteria – that we deem relevant to this assignment.

In connection with this opinion and given that the acquisition involves the issuance of MidSouth Bancorp, Inc., common stock as a portion of the Per Share Merger Consideration, we reviewed the following:

1.	Audited consolidated financial statements, included in the MidSouth Bancorp, Inc. annual reports on Form 10KSB, as filed with the Securities and Exchange Commission, for the years ended December 31, 2003, 2002, and 2001;

2.	Quarterly financial statements, included in the MidSouth Bancorp, Inc. quarterly reports on Form 10QSB, as filed with the Securities and Exchange Commission, at and for the three months ended March 31, 2004, March 31, 2002, and March 31, 2001;

3.	Consolidated financial statements, included in the MidSouth Bancorp, Inc. regulatory filings on Form F.R. Y-9C, at and for the three months ended March 31, 2004, and for the years ended December 31, 2003, 2002, and 2001, as filed with the Federal Reserve System;

4.	Recorded earnings per share for MidSouth Bancorp, Inc. for the years ending December 31, 2002 and 2003, and earnings per share estimates for MidSouth Bancorp, Inc. for the years ending December 31, 2004 and 2005, published by SNL Financial, LC, Charlottesville, Virginia;

5.	The publicly reported historical price and trading activity for the common stock of MidSouth Bancorp, Inc., including a comparison of certain market pricing and financial fundamentals for MidSouth Bancorp, Inc. with (i) those of similar publicly-traded banking organizations in the demographic region of MidSouth Bancorp, Inc. and (ii) those of all United States publicly-traded banking organizations;

6.	Equity research reports regarding MidSouth Bancorp, Inc. prepared by various stock analysts who cover the financial institutions sector;

7.	The views of senior management of Lamar Bancshares, Inc. based on limited discussions with members of senior management, regarding the lines of business, financial condition, results of operations and future prospects of MidSouth Bancorp, Inc.;

8.	The pro forma financial impact of the merger on MidSouth Bancorp, Inc., based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc.;

9.	The current stock market environment generally and the banking environment in particular; and,

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10.	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

In connection with this opinion and with respect to the merger, we further have reviewed, among other things:

1.	The Agreement and Plan of Merger, dated May 27, 2004, that sets forth, among other items, the terms, conditions to closing, pending litigation against both Lamar Bancshares, Inc. and Lamar Bank, and representations and warranties of Lamar Bancshares, Inc. and Lamar Bank;

2.	The proxy statement/prospectus, to which this opinion is appended, that is being furnished to the shareholders of Lamar Bancshares, Inc.;

3.	The financial terms and price levels for selected commercial banking organizations with total assets between $75 – $150 million acquired in the United States during 2002 through year-to-date 2004, together with the financial performance and condition of the acquired banking organizations;

4.	The financial terms and price levels for selected commercial banking organizations with total assets below $500 million acquired in the United States during 2002 through year-to-date 2004, together with (i) the financial performance and condition of the acquired banking organizations and (ii) the financial performance, financial condition, and market pricing of the acquiring banking organizations; and,

5.	Such other information – including financial studies, analyses, investigations, and economic and market criteria – that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion – not a certification of value. We have relied upon the information provided by the managements of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc., or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Lamar Bancshares, Inc. Lamar Bank or MidSouth Bancorp, Inc. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Lamar Bancshares, Inc. and MidSouth Bancorp, Inc. since the date of the last financial statements made available to us. We have met with the management of Lamar Bancshares, Inc. to discuss relevant information that has been provided to us, and nothing has come to our attention that would lead us to conclude that the foregoing reliances and assumptions are unfounded or without merit.

Therefore, after a review of the aforementioned financial and market pricing information relative to Lamar Bancshares, Inc., Lamar Bank and MidSouth Bancorp, Inc., and based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that all financial provisions of the merger agreement are fair, from a financial standpoint, to the common shareholders of Lamar Bancshares, Inc.

This opinion is available for disclosure to the shareholders of Lamar Bancshares, Inc. Accordingly, we hereby consent to the reference to this opinion and to our Firm in any disclosure materials provided to the shareholders of Lamar Bancshares, Inc. in conjunction with the proxy statement/prospectus.

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Respectfully submitted,

The Bank Advisory Group, l.l.c.

By	/s/ Stephen Skaggs

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Exhibit 99.1

FORM OF PROXY

Lamar Bancshares, Inc.
Special Meeting Of Stockholders
September 15, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAMAR BANCSHARES, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

The undersigned shareholder of Lamar Bancshares, Inc. (the “Company”) hereby appoints Lonnie C. Weir and Joseph V. Tortorice, Jr., the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Special Meeting of Shareholders of the Company to be held on September 15, 2004 at 4:00 p.m. (CDT), and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes:

(Continued and to be signed on reverse side)

1. To approve an Agreement and Plan of Merger between the Company and MidSouth Bancorp, Inc. (“MSL”) pursuant to which the Company will merge into MSL and shareholders of the Company will receive aggregate consideration in MSL stock and cash of approximately $23,000,000 subject to adjustment as described in the accompanying proxy statement/prospectus.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. A proposal to adjourn the meeting to a later date or dates, if necessary, if there are insufficient votes at the time of the meeting to approve the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE AGREEMENT AND PLAN OF MERGER, FOR ADJOURNMENT OF THE MEETING, AND IN THE DISCRETION OF MANAGEMENT AS TO ALL OTHER MATTERS.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement/Prospectus dated August 13, 2004.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

SIGNATURE	SIGNATURE IF JOINTLY HELD	PRINTED NAME	DATED:

NOTE: Please sign exactly as name appears on the stock certificate(s). Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.